Exhibit 10.2

EXECUTION VERSION

ROYALTIES SALE AND CONTRIBUTION AGREEMENT

DATED May 18, 2015

between

ISRAMCO, INC.,
as Seller

AND

TAMAR ROYALTIES LLC,
as Borrower

REF: 15041-30150

i

ii

ROYALTIES SALE AND CONTRIBUTION AGREEMENT

THIS ROYALTIES SALE AND CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of May 18, 2015 and is entered into by and between ISRAMCO, INC., a Delaware corporation (the “Seller”), TAMAR ROYALTIES LLC, a Delaware limited liability company (the “Borrower”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, with respect to Sections 8.07, 8.13 and 8.14 hereof , in its capacity as Collateral Agent (the “Collateral Agent”), and with respect to Section 6.01 and Section 8.07 hereof, in its capacity as Facility Agent (the “Facility Agent”).

RECITALS:

WHEREAS, capitalized terms used and not defined in these Recitals shall have the respective meanings set forth in Article 1 hereof;

WHEREAS, Isramco Negev 2, Limited Partnership (the “Project Company”) transferred the Royalties to the Seller pursuant to certain Royalties Transfer Agreements; and

WHEREAS, the parties hereto desire that: (a) the Seller sell, assign, transfer and contribute (collectively, “Sell and Contribute”, and references herein to “Sale and Contribution” shall be construed accordingly) all of its right, title and interest in and to the Royalties and the Related Assets (collectively, the “Royalties Receivables”) to the Borrower and (b) the Borrower purchase, acquire and accept such Royalties and Related Assets from the Seller, in each case pursuant to the terms of this Agreement; and

WHEREAS, the Borrower, the financial institutions from time to time parties thereto as lenders (the “Lenders”), Deutsche Bank Trust Company Americas, as facility agent (in such capacity together with any successor in such capacity, the “Facility Agent”), the Collateral Agent, and Deutsche Bank AG, London Branch, as Sole Lead Arranger (in such capacity, the “Arranger”) entered into that certain Term Loan Credit Agreement, dated as of the date hereof (the “Credit Agreement”), pursuant to which the Initial Lenders have agreed, subject to the terms and conditions of the Credit Agreement, to make Loans to the Borrower; and

WHEREAS, the Royalties Receivables purchased and contributed hereunder will be pledged as collateral under the Security Agreement to secure the prompt and complete performance in full by the Borrower of the Obligations; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS; CONSTRUCTION

Section 1.01 Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Account Bank” means Deutsche Bank Trust Company Americas.

“Account Control Agreement” means the Securities Account Control Agreement, dated on or prior to the Notice Date for the Initial Series, among the Borrower, the Collateral Agent and the Account Bank.

“Additional Lender” means any party that becomes a Lender with respect to the Additional Series upon the effectiveness of an Additional Series Joinder Agreement in accordance with Section 2.03 of the Credit Agreement.

“Additional Series” means the additional Series of Loans satisfying the requirements of Section 2.03(a) of the Credit Agreement.

“Additional Series Availability Period” means the period from the thirty-sixth (36th) calendar month after the Initial Funding Date to the Maturity Date of the Initial Series.

“Additional Series Joinder Agreement” means a joinder agreement in form and substance reasonably acceptable to the Facility Agent, for its own account and on behalf of the Required Lenders containing the interest rate, Applicable Margin, Amortization Schedule, Maturity Date, Availability Period, required percentages applicable to the Notional Hedge Amount Requirement for Hedge Transactions and the Commitments of each of the Lenders, in each case, for such Additional Series executed and delivered by the Borrower, the Lenders for the Additional Series and the Facility Agent at least five (5) Business Days prior to the initial Funding Date for the Additional Series, pursuant to which such Lenders agree to be bound to the terms of the Credit Agreement, as amended or supplemented by the terms of such Additional Series Joinder Agreement, and the other applicable Credit Documents in accordance with Section 2.03(b)(xii) of the Credit Agreement.

“Adjusted Libor Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Libor Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority whether pending or, to the knowledge of the Seller, threatened in writing against or affecting the Seller or any of its property, the Royalties Receivables or any Credit Document to which the Seller is a party.

“Affected Party” means (a) any Lender, (b) Deutsche Bank Trust Company Americas, in its individual capacity or in its capacity as the Facility Agent, the Collateral Agent or the Account Bank, (c) with respect to each of the foregoing, the parent company or holding company that controls such Person and (d) any of the foregoing or any combination thereof (as the context requires).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Aggregate Transfer Value” has the meaning given to such term in Section 2.02.

“Amortization Schedule” means (a) for the Initial Series, the amortization schedule attached to the Credit Agreement as Schedule 1 and (b) for the Additional Series, the amortization schedule attached to the Additional Series Joinder Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and/or its Affiliates concerning or relating to bribery or corruption.

“Applicable Law” means, as to any Person: (a) the certificate of incorporation, charter, by-laws, memorandum of association, articles of association or other organizational or governing documents of such Person and (b) any statute, law, executive order, decree, treaty, rule, regulation, decision, directive or determination of a Governmental Authority, including the laws of the United States of America and the Laws of the State of Israel, in each case applicable to and legally binding upon such Person and/or any of its property or to which such Person and/or any of its property is legally subject.

“Applicable Margin” means: (a) for the Initial Series 2.75% per annum and (b) for the Additional Series, the applicable margin set forth in the Additional Series Joinder Agreement.

“Application for Borrower Registration” means the application dated June 25, 2014, from the Seller, as transferor, and the Borrower, as transferee, to the Petroleum Commissioner, Ministry of National Infrastructures, Energy and Water Resources, for the approval of the transfer of the Royalties from the Seller to the Borrower and the registration of the Borrower’s rights to the Royalties in the Petroleum Register.

“Application for Collateral Agent Registration” means the application dated June 25, 2014, from the Borrower, as pledgor, and the Collateral Agent, as pledgee, to the Petroleum Commissioner, Ministry of National Infrastructures, Energy and Water Resources, for the approval of the grant of a first-priority Lien on the Royalties by the Borrower in favor of the Collateral Agent, for the benefit of the Secured Parties, and the registration of the Collateral Agent’s first-priority Lien on the Royalties in the Petroleum Register.

“Application for Seller Registration” means the application for transfer and request for registration dated October 20, 2013, from the Project Company, as transferor, and the Seller, as transferee, to the Petroleum Commissioner, Ministry of National Infrastructures, Energy and Water Resources, in the form attached as Schedule 4 to the Credit Agreement.

“Arranger” has the meaning given to such term in the Recitals.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board, chief executive officer, president, chief financial officer, general counsel, treasurer or controller or other similar officer of such Person who is duly authorized to act for such Person; provided that, with respect to the Borrower “Authorized Officer” means any individual holding the position of chairman of the board, chief executive officer, president, chief financial officer, general counsel, treasurer or controller or other similar officer of the Manager who is duly authorized to act on behalf of the Borrower.

“Availability Period” means (a) with respect to the Initial Series, the period commencing on the Signing Date and ending on the twentieth (20th) Business Day thereafter and (b) with respect to the Additional Series, the Additional Series Availability Period.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given to such term in the introduction to this Agreement.

“Borrower Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, Los Angeles, California or Tel Aviv, Israel are authorized or required by law to remain closed.

“Borrower Indemnified Liabilities” has the meaning given to such term in Section 7.01.

“Borrower Indemnified Person” has the meaning given to such term in Section 7.01.

“Borrower Registration” means the registration of the Borrower’s rights to the Royalties  in the Petroleum Register.

“Borrower’s Operating Agreement” means the Amended and Restated Limited Liability Company Agreement dated as of May 18, 2015, among the Independent Manager, the Manager, and the Seller.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by law to remain closed, and, if the term "Business Day" is used in connection with the Libor Rate, any such day on which dealings are conducted between banks in the London interbank market.

“Calculation Date” means each Payment Date occurring on or after the date that is three (3) calendar months following the Initial Funding Date; provided, that for purposes of the  Historic DSCR to be calculated by reference to a twelve (12) month Calculation Period, the "Calculation Date" means each Payment Date occurring on or after the date that is twelve (12) calendar months following the Initial Funding Date.

“Calculation Period” means, with respect to each Calculation Date:

(a)           in the case of the Historic DSCR: (i) the twelve (12) month period preceding, and ending on (but excluding), such Calculation Date, (ii) the six (6) month period preceding and ending on (but excluding), such Calculation Date, and (iii) the three (3) month period preceding, and ending on (but excluding), such Calculation Date;

(b)           in the case of the Forecast DSCR, each twelve (12) month period, from (and including) such Calculation Date to (but excluding) the Latest Maturity Date; provided, that the last such period shall be shortened, if necessary, to end on (but exclude) the Latest Maturity Date; and

(c)           in the case of the Loan Life Coverage Ratio, the period from (and including) such Calculation Date to (but excluding) the Latest Maturity Date.

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning given to such term in the Recitals.

“Collateral Agent Registration” means the registration of the Collateral Agent’s Lien on the Royalties in the Petroleum Register.

“Commitment” means, as to any Lender: (a) with respect to the Initial Series, (i) if such Lender is an Initial Lender, the amount set forth opposite such Lender’s name on the signature pages of the Credit Agreement less, if applicable, all amounts assigned by it pursuant to an Assignment and Assumption, (ii) if such Lender is an assignee of an Initial Lender, the amount set forth with respect to such assignee in its Assignment and Assumption from such Initial Lender less, if applicable, all amounts assigned by it pursuant to another Assignment and Assumption, and (iii) otherwise, zero, and (b) with respect to the Additional Series, (i) if such Lender is an Additional Lender, the amount set forth opposite such Lender’s name on the signature pages of the Additional Series Joinder Agreement less, if applicable, all amounts assigned by it pursuant to an Assignment and Assumption, (ii) if such Lender is an assignee of an Additional Lender, the amount set forth with respect to such assignee in its Assignment and Assumption from such Additional Lender less, if applicable, all amounts assigned by it pursuant to another Assignment and Assumption, and (iii) otherwise, zero.

“Contractual Obligation” has the meaning given to such term in Section 5.01(c).

“Contribution Amount” has the meaning given to such term in Section 2.02(a)(ii).

“control”, “controlled” and “under common control” of, by or with a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Control Agreement” has the meaning specified in the Security Agreement.

“Credit Agreement” has the meaning given to such term in the Recitals.

“Credit Documents” means this Agreement, the Credit Agreement, the Israeli Security Agreement, the Security Agreement, the Account Control Agreement, the Control Agreement (if any), the UCC Financing Statements, the filing and registration in the Israeli Pledges Registry of the Collateral Agent’s Security Interest in the Collateral, the Seller Security Agreement, the Servicing Agreement, the Borrower’s Operating Agreement, the Subscription Agreement, the Independent Manager Agreement, the Hedge Agreements, the Royalties Transfer Agreements, the Royalties Payment Instruction, the Indemnity Agreement, the Notes and any other instruments, certificates or documents entered into in connection herewith or therewith or the transactions contemplated hereby or thereby.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that: (a) has failed, within two (2) Borrower Business Days of the date required to be funded or paid, to: (i) fund any portion of its Loan or (ii) pay over to the Facility Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Facility Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Facility Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under the Credit Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under the Credit Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Borrower Business Days after request by the Facility Agent or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under the Credit Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender’s or the Facility Agent’s receipt of such certification in form and substance satisfactory to it or the Facility Agent, as the case may be, or (d) has become the subject of an Insolvency Event.

“Designated Person” means any Person listed on a Sanctions List.

“Discount Rate” means, for the relevant Calculation Period, the weighted average (by amount of principal outstanding) of the interest rates, calculated in accordance with clause (b) of the definition of Loan Service Amount, at which it is assumed that interest on all Loans will accrue until the Latest Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Eligible Hedge Counterparty” means a Hedge Counterparty that (i)(a) has a long-term unsecured, non-credit enhanced debt rating of not less than “A-” by Fitch and “A3” by Moody’s (or has its obligations under the relevant Hedge Agreement guaranteed by another Person that has such ratings pursuant to a guaranty in form and substance satisfactory to the Facility Agent) and (b) is incorporated or otherwise organized in a country with diplomatic relations with the State of Israel or (ii) is Mizrahi Tefahot Bank Ltd.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Seller’s controlled group, or under common control with the Seller, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Seller or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Seller or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Event of Default” has the meaning given to such term in Section 7.01 of the Credit Agreement.

“Excluded Property” means all of the Borrower’s right, title and interest in, to and under the Intercompany Loan, the Intercompany Loan Agreement and the I/C Loan Account, including all of the Borrower’s rights to any distributions, payments, monies, income, proceeds, collections, and all other property and property or other rights arising from and from time to time, due or to become due, received, receivable, paid or payable thereunder or in respect of all of the foregoing property.

“Facility Account” means the “securities account” (as defined in Section 8-501 of the UCC) established by the Borrower and maintained with the Account Bank, as “securities intermediary” (as defined in Section 8-102 of the UCC), into which the payments and proceeds of all Royalties Receivables and all other Collateral shall be directed to be paid, including pursuant to the Royalties Payment Instruction.

“Facility Agent” has the meaning given to such term in the Recitals.

“Financial Model” means the financial model provided by the Borrower, based on the Project Company Forecast Model, and approved by the Arranger prior to the Signing Date, as the same may be amended from time to time by the Borrower with the approval of the Arranger.

“Fixed/Floating Rate Swap” means an interest rate hedge transaction pursuant to a Hedge Agreement under which, on each Payment Date, the Borrower agrees to make fixed payments to the Hedge Counterparty thereunder and receive therefrom floating rate payments based on the Adjusted Libor Rate.

“Forced Transfer” means a forced transfer of the interest of the Project Company in, under and pursuant to the Lease, and any rights granted thereunder, pursuant to the Joint Operating Agreement because of a waiver by the Project Company of the Petroleum Assets or its abandonment thereof or because of a forfeiture of the Petroleum Assets as a result of a delay in payment by the Project Company or a transfer to the partners who continue operations in accordance with the provisions of the Joint Operating Agreement.

“Forecast DSCR” means, for each Calculation Period, the ratio of:

(a) the Projected Royalty Flows for such period;

to

(b) the Loan Service Amount forecast for such period;

for the avoidance of doubt, to the extent there is more than one Calculation Period from the date on which the Forecast DSCR is calculated to (but excluding) the Latest Maturity Date, there will be multiple Forecast DSCRs - one for each such Calculation Period, and any reference to “the Forecast DSCR” is a reference to each and all such Forecast DSCRs.

“Funding Date” means, with respect to a Series, the date on which the Loans of such Series are funded to the Borrower in the manner specified in Section 2.01 of the Credit Agreement, which date shall be a Borrower Business Day during the Availability Period for such Series.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02 of the Credit Agreement, United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means the government of the United States of America, the State of Israel, any other nation or nations, or any political subdivision of any thereof, whether state, local or regional, and any agency, ministry, branch, department, subdivision, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank.

“Hedge Agreement” means an agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to and in compliance with the terms of Section 2.12 of the Credit Agreement: (a) which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and one or more “Confirmations” thereunder confirming the specific terms of each such Hedge Transaction, (b) the Hedge Counterparty to which agreement is, at the time such agreement is entered into, an Eligible Hedge Counterparty, (c) which shall require that all payments to be made by the Hedge Counterparty thereunder or in connection therewith are to be made to the Facility Account, and (d) the form and substance of which has been approved by the Facility Agent.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower upon the early termination (in whole or in part) of that Hedge Transaction.

“Hedge Counterparty” means a counterparty that enters into a Hedge Transaction with the Borrower.  Each Hedge Counterparty must be an Eligible Hedge Counterparty at the time the relevant Hedge Transaction is entered into.

“Hedge Transaction” means each interest rate hedge transaction, including any Fixed/Floating Rate Swap, Rate Cap or other hedge transaction acceptable to the Facility Agent, between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 2.12 of the Credit Agreement and is governed by a Hedge Agreement: (a) the Hedge Counterparty to which, at the time such Hedge Agreement is entered into (i) is an Eligible Hedge Counterparty and (ii) if not already a party to this Agreement, has executed and delivered to the Facility Agent an agreement in form and substance reasonably acceptable to the Facility Agent pursuant to which such Hedge Counterparty agrees to be bound to the terms of this Agreement and the other applicable Credit Documents, (b) a copy of which Hedge Agreement has been delivered to each of the Lenders and (c) the form and substance of which Hedge Agreement has been approved by the Facility Agent.

“Historic DSCR” means, for each Calculation Period, the ratio of:

(a)           the actual amount paid into the Facility Account from Royalties during such period;

to

(b)           the actual Loan Service Amount for such Calculation Period.

“I/C Loan Account” means the deposit account that may be established and maintained with a depositary account in accordance with the Credit Documents and which shall (i) consist of no amounts other than those under or in respect of the Intercompany Loan and the Intercompany Loan Agreement and (ii) not at any time be subject to (A) a control agreement among, inter alia, the Borrower or any Person or (B) the Collateral Agent’s Security Interest or any other security interest or Lien of the Collateral Agent or any other Person.

“In Kind Royalties” means the right to receive in kind all or a part of the oil and/or gas and/or other valuable substances that will be produced and derived from the Lease.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all non-contingent obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Indebtedness of others referred to in clauses (a) through (f) above or clause (h) below (collectively, "Guaranteed Indebtedness") guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Guaranteed Indebtedness or to advance or supply funds for the payment or purchase of such Guaranteed Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Indebtedness or to assure the holder of such Guaranteed Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (g) above (including Guaranteed Indebtedness) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnitee” means each Affected Party, their Affiliates and their respective officers, partners, directors, trustees, employees and agents subject to Section 8.09(b) of the Credit Agreement.

“Indemnity Agreement” means the Indemnity Agreement, dated the Signing Date, among the Indemnity Provider, the Collateral Agent and the Borrower.

“Indemnity Provider” means I.O.C-Israel Oil Company, Ltd., a private limited company formed under the laws of Israel.

“Independent Manager” means Donald J. Puglisi of Puglisi & Associates, 850 Library Avenue Suite 204, Newark, DE 19711.

“Independent Manager Agreement” means the letter agreement dated December 6, 2013, and made between the Seller and the Independent Manager.

“Independent Manager Fees” means the fees payable to the Independent Manager under the Independent Manager Agreement.

“Initial Funding Date” means the Funding Date of the Initial Series.

“Initial Lenders” mean the banks, financial institutions and other institutional lenders listed on the signature pages of the Credit Agreement as of the date thereof.

“Initial Series” means the Series of loans advanced by the Initial Lenders pursuant to Section 2.02 of the Credit Agreement during the Availability Period applicable thereto.

“Insolvency Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Facility Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or any instrumentality thereof, so long as that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intercompany Loan” means a loan in the maximum principal amount of up to $108,000,000 from the Borrower to the Seller pursuant to the Intercompany Loan Agreement.

“Intercompany Loan Agreement” means, collectively, the loan agreement dated May 18, 2015, between the Borrower and the Seller and the confirmation related thereto, in each case in the form attached as Exhibit H to the Credit Agreement pursuant to which the Borrower may elect, subject to the terms and conditions therein, to make the Intercompany Loan to the Seller, without giving effect to any amendments, waivers, assignments or other modifications made without the consent of the Facility Agent.

“Interest Period” means, with respect to each Loan, an interest period (a) initially, commencing on and including the Funding Date of such Loan and ending on but excluding the first Payment Date thereafter and (b) thereafter, commencing on and including each Payment Date and ending on and excluding the immediately succeeding Payment Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment Repayment Date” means the date after the signing of the Transfer of Rights Agreement on which the Net Receipts that the Project Company has received or is entitled to receive for oil and/or gas and/or other valuable substances that will be derived and extracted from the petroleum assets of the Negev 2 Venture, when they are calculated in Dollars (at the representative rate published by the Bank of Israel), will reach an amount equal to the full value of all of the Project Company’s Expenses in the Negev 2 Venture when they are calculated in Dollars (at the representative rate published by the Bank of Israel) plus US $750,000.

“Israeli Collateral” has the meaning specified in the Israeli Security Agreement.

“Israeli Security Agreement” means the Israeli Pledge, Assignment and Security Agreement, dated on or prior to the Notice Date for the Initial Series, between the Borrower and the Collateral Agent.

“Israeli Tax Ruling” means the tax ruling issued by the Israeli Tax Authority on February 2, 2015 (Application No. 20149027), as supplemented by (i) the Clarification of Taxation Decision issued by the Israeli Tax Authority on March 20, 2015 (Reference: 20150357) and (ii) the e-mail dated April 14, 2014 from Zvika Barel, manager of the M&A department in the Israel Tax Authority.

“January 2001 Minutes” means the resolution of the general meeting of the holders of the Project Company’s participation units as of January 2, 2001 relating to the Project Company’s undertaking to grant royalties from the “Matan” and “Michal” licenses or any petroleum asset that will replace them to Isramco Oil and Gas Ltd.

“Joint Operating Agreement” means the Joint Operating Agreement dated 16 November 1999 among BG International Limited (“BG”), Mashav Initiating and Development Ltd. (“Mashav”), Dor Chemicals Ltd. (“Dor”), Israel Petrochemical Enterprises Ltd. (“IPE”) and Middle East Energy Limited Partnership (to which the Project Company became party by means of an Earn-In Agreement dated 14 December 2000), as amended by: (a) a Novation Agreement dated December 2000, between BG, the Project Company, I.N.O.C. Dead Sea Limited Partnership (“INOC”), Naptha Exploration Limited Partnership (“Naptha”), Mashav, Dor and IPE, (b) a letter agreement dated 1 April 2001 among Clal Industries and Energy Ltd., Mashav, Dor, IPE, STX (2000) – Limited Partnership (“STX”), INOV, the Project Company, Naptha, Granite Hacarmel (G.H.A.) Petroleum Ltd. And Granite-Sonol Oil and Gas Drilling L.P., (c) a Novation Agreement dated 6 April 2005 among BG, Dor, the Project Company, STX and DOR Gas Explorations Limited Partnership (“DorGas”), (d) a Novation Agreement dated 24 July 2006 among the Project Company, Delek Drilling Limited Partnership (“Delek”), Avner Oil Exploration Limited Partnership (“Avner”), STX, DorGas and Noble Energy Mediterranean Ltd. (“Noble”), and (e) an Amendment Agreement dated 14 April 2011 by and between Noble, the Project Company, Avner, Delek and DorGas.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Series hereunder at such time.

“Lease” means the lease for the exploration and production of petroleum and natural gas No. I/12 "Tamar" granted by the Petroleum Commissioner under Section 26 of the Petroleum Law and registered on the Petroleum Register on December 3, 2009.

“Lenders” means the Initial Lenders, the Additional Lenders, and each Person that shall become a party hereto in one of such capacities pursuant to an Assignment and Assumption in accordance with to Section 9.07(b) of the Credit Agreement.

“Letter of Assignment” means the irrevocable letter of assignment of December 31, 2007 pursuant to which Isramco Oil and Gas Ltd. assigned its rights to the Royalties B to the Seller.

“Libor Rate” means for any Loan (or portion thereof) for any Interest Period, the rate per annum determined by the Facility Agent by reference to the display page of Bloomberg designated as ICE LIBOR USD (or such other page as may replace that page) as of 11:00 a.m. (London time) for deposits in Dollars for a period comparable to such Interest Period, two (2) Business Days prior to the first day of such Interest Period; provided that: (a) if such rate is not available at such time for any reason, then the Facility Agent shall request quotes from each of the Reference Banks of the rate at which it offers deposits in Dollars at approximately 11:00 a.m., London time, on the second Business Day before the first day of the related Interest Period, in the interbank market for a term comparable to such Interest Period and in an amount comparable to the applicable principal amount of the Loan, and the “Libor Rate” shall be the rate per annum equal to the average (rounded upward to the nearest 1/16th of 1%) of the rates of each of the Reference Banks that provided a quote thereof to the Facility Agent and (b) the Libor Rate shall be subject to linear interpolation for any Interest Period that is longer or shorter than three (3) months.

“Lien” means: (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, in addition to the foregoing, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Partnership Agreement” means an agreement that was signed on March 2 and 3, 1989, between Isramco Oil and Gas Ltd., as general partner, and Isramco (Management) 1988 Ltd., as limited partner, with regard to the founding of a limited partnership, Isramco – Negev 2, to engage in oil explorations within the framework of the Negev 2 Venture.

“Loan” means a loan by a Lender to the Borrower pursuant to the Credit Agreement.

“Loan Life Coverage Ratio” means, for each Calculation Period, the ratio of:

(a)           the sum of: (i) the net present value of the Projected Royalty Flows (calculated in accordance with the Financial Model) for such period, discounted using the Discount Rate and (ii) the amount on deposit in the Reserve Account, after deducting all amounts paid or due to be paid therefrom and without counting any amounts paid or due to be paid thereto, on the relevant Calculation Date, to

(b)           the sum of: (i) the aggregate outstanding principal amount of all Loans and (ii) the aggregate outstanding, undrawn amount of all Commitments, on the relevant Calculation Date.

“Loan Service Amount” means, as of the applicable Payment Date and for the applicable Calculation Period, an amount equal to the sum of:

(a)           the aggregate amount of principal paid or due to be paid by the Borrower in respect of all Loans during such period (assuming for each Loan that has not been accelerated on or prior to such period, principal payments of each Loan to be paid in accordance with the applicable Amortization Schedule in effect on such Payment Date);

(b)           the aggregate amount of interest paid or due to be paid by the Borrower on all Loans during the such period, calculated for each Loan at (i) with respect to the portion of such Loan that is not hedged pursuant to either a Rate Cap or Fixed/Floating Rate Swap under Section 2.12 of the Credit Agreement, the rate that appears on Bloomberg Screen FWCV (or any successor screen on the Bloomberg service or any successor service) on the respective date of determination under the caption “Spot” under the "Horizon Curve" tab for a tenor equal to (or, if the precise term is not available on such screen, the term most closely equal to) the length of the period from and including such Payment Date to but excluding the applicable Maturity Date (specifying a currency of Dollars and such Payment Date as the relevant spot and settlement dates and using a coupon and mid-point pricing and taking into account the applicable Amortization Schedule), subject to linear interpolation where the term available on such screen is not precisely equal to such period; (ii) with respect to the portion of such Loan that is hedged in accordance with Section 2.12 of the Credit Agreement pursuant to a Rate Cap, the lesser of (A) the interest rate at which such interest is hedged in accordance with Section 2.12 of the Credit Agreement under such Rate Cap and (B) the rate that appears on Bloomberg Screen FWCV (or any successor screen on the Bloomberg service or any successor service) on the respective date of determination under the caption “Spot” under the "Horizon Curve" tab for a tenor equal to (or, if the precise term is not available on such screen, the term most closely equal to) the length of the period from and including such Payment Date to but excluding the applicable Maturity Date (specifying a currency of Dollars and such Payment Date as the relevant spot and settlement dates and using a coupon and mid-point pricing and taking into account the applicable Amortization Schedule), subject to linear interpolation where the term available on such screen is not precisely equal to such period; and (iii) with respect to the portion of such Loan that is hedged in accordance with Section 2.12 of the Credit Agreement pursuant to a Fixed/Floating Rate Swap, the fixed rate payable by the Borrower under such Fixed/Floating Rate Swap;

(c)           the aggregate amount of all fees, expenses, Hedge Breakage Costs and all other amounts paid or due to be paid by the Borrower to a Hedge Counterparty under the Credit Documents during such period;

(d)           the aggregate amount of all Royalties-related Taxes paid or due to be paid under the Credit Agreement during such period;  and

(e)           the aggregate amount of all Servicing Fees, Independent Manager Fees, and all other fees, costs, expenses, indemnities, Taxes paid or due to be paid by the Borrower under the Credit Documents and, without duplication of any of the foregoing, all other Obligations and other amounts paid or due to be paid by the Borrower under the Credit Documents during such period (assuming, for each such amount due to be paid that is subject to a cap, payment in the amount of the cap).

“Manager” means N.M.A. Energy Resources Ltd., an Israeli company, in its capacity as “Manager” pursuant to the terms of the Borrower’s Operating Agreement.

“Market Value Royalties” means the right to receive the market value, in Dollars or (if pursuant to law it is only possible to pay in Israeli currency), in Israeli currency which is calculated in Dollars according to the representative rate of the Dollar at the time of actual payment, at the wellhead, of the royalties due in respect of the Lease.

“Material Adverse Effect” means a material adverse effect on: (a) the business, operations, properties, assets, actual or contingent liabilities, financial condition or prospects of the Borrower, (b) the Royalties Receivables, the Seller Collateral or any other Collateral, including, the validity, enforceability, priority, identifiability or collectability thereof (in each case, including in favor of the Collateral Agent, for the benefit of the Secured Parties), (c) the rights, remedies or benefits of the Secured Parties under any Credit Document or in the Collateral or the Seller Collateral, (d) the ability of the Borrower to pay any of its Obligations, (e) the ability of any party thereto to fully and timely perform its material obligations under or otherwise comply in all material respects with any Credit Document to which it is a party or (f) the legality, validity, binding effect, or enforceability against the Borrower, the Seller, the Servicer, the Manager or the Project Company of any Credit Document to which it is a party; provided that, following the Project Company’s sale, assignment or transfer of all or any part of the Lease, its property that is the subject of the Lease or its rights under the Lease: (i) the failure of the Royalties Payment Instruction to be legal, valid, binding, or enforceable against the Project Company shall not be a “Material Adverse Effect” if the purchaser, assignee or transferee thereof, the Seller, the Borrower and the Collateral Agent have entered into a new legal, valid, binding, and enforceable agreement substantially similar to the Royalties Payment Instruction obligating such purchaser to pay the Royalties directly to the Facility Account and (ii) a material adverse effect on the legality, validity, binding effect, or enforceability against such purchaser, assignee or transferee of such new agreement shall be a “Material Adverse Effect”.

“Maturity Date” means the earlier of: (a)(i) with respect to the Loans of the Initial Series, the seventh (7th) anniversary of the Initial Funding Date and (ii) with respect to the Loans of the Additional Series, the maturity date specified therefor in the Additional Series Joinder Agreement and (b) any other date on which the Loans are declared immediately due and payable or automatically become due and payable pursuant to Section 7.01 of the Credit Agreement; provided, that if any such day is not a Business Day, the "Maturity Date" shall be the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case, the "Maturity Date" shall be the next preceding Business Day.

“Member” means Isramco, Inc. and any successor thereto pursuant to the terms of the Borrower’s Operating Agreement, but does not include any Person that has ceased to be a Member of the Borrower pursuant to Section 9 thereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Seller or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Seller or any ERISA Affiliate and at least one Person other than the Seller and the ERISA Affiliates or (b) was so maintained and in respect of which the Seller or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negev 2 Venture” means a venture between the participants whose names are set out in Annex A of the Limited Partnership Agreement with regard to oil and gas exploration operations in the area of license 224 (Negev-Ashkelon) and in the areas of the preliminary permits with a priority right to receive license 102 (Negev-Yam), 103 (Negev-North) and 104 (Negev South) and other agreed areas.

“Net Receipts” means the value of all the receipts for oil and/or gas and/or other valuable substances that will be derived and extracted from the petroleum assets of the Negev 2 Venture after deduction of all the expenses of producing them and royalties that were paid in respect of them.

“Non-Israeli Applicable Law” means, as to any Person, any statute, law, executive order, decree, treaty, rule, regulation, decision, directive or determination of any Governmental Authority, other than the State of Israel or any political subdivision thereof or any agency, ministry, branch, department, subdivision, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government thereof, in each case applicable to and legally binding upon such Person and/or any of its property or to which such Person and/or any of its property is legally subject.

“Note” means, for a Series, each promissory note of the Borrower payable to the order of a Lender, delivered pursuant to a request made under Section 2.04(d) of the Credit Agreement in substantially the form of Exhibit A to the Credit Agreement, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans of such Series made by such Lender.

“Notional Hedge Amount Requirement” means the requirement that: (a) in the case of the Initial Series, for any date on or after the Initial Funding Date, there are Hedge Transactions in effect (with respect to the Loans of such Series) that have an aggregate scheduled amortizing notional amount for such date, each Payment Date thereafter and the applicable Maturity Date that reflects at least 75.00%, and no more than 100.00%, of the estimated aggregate outstanding principal balance of the Loans of such Series as of such date, each such subsequent Payment Date and the applicable Maturity Date, as determined by the Borrower and approved by the Facility Agent; provided that the aggregate scheduled amortizing notional amount of all such Hedge Transactions that are Rate Caps in effect with respect to the Loans of such Series may not, as of such date, any subsequent Payment Date or the applicable Maturity Date, exceed 50% of the aggregate scheduled amortizing notional amount of all Hedge Transactions in effect with respect to the Loans of such Series as of such dates, in each case as determined by the Borrower and approved by the Facility Agent, and (b) in the case of the Additional Series, for any date on or after the initial Funding Date therefor, the Hedge Transactions in effect with respect to the Loans of such Series have an aggregate amortizing notional amount for such date, each Payment Date thereafter and the applicable Maturity Date, that reflects the percentages, including any applicable percentages with respect to Fixed/Floating Rate Swaps and Rate Caps with respect to the Loans of such Series, to be agreed upon by the Borrower and the Facility Agent and specified in the Additional Series Joinder Agreement (which percentage in respect of all such Hedge Transactions shall in no event be more than 100.00%) of the estimated aggregate outstanding principal balance of the Loans of such Series as of such date, each such subsequent Payment Date and the applicable Maturity Date, as determined by the Borrower and approved by the Facility Agent.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Facility Agent, the Collateral Agent, the Lenders, any Hedge Counterparty, the Servicer, the Account Bank, any Indemnitee and/or any other Secured Party, arising under or in connection with the Credit Agreement or any other Credit Document or the transactions contemplated hereby or thereby and shall include all liability for principal of the Loans, interest on the Loans, fees, costs, expenses, reimbursements, Taxes paid or due to be paid by the Borrower under the Credit Documents, indemnifications, and other amounts due or to become due under the Credit Documents, including any such obligations that accrue after the commencement of a bankruptcy, insolvency or similar proceeding (in each case whether or not allowed as a claim in such proceeding).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organizational Documents” means (a) with respect to any corporation, its memorandum of association and its articles of association, certificate or its articles of incorporation or organization and its bylaws, as applicable, (b) with respect to any limited partnership, its certificate of limited partnership and its limited partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its certificate of formation and its operating agreement.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

“Payment Date” means the first (1st) day of each January, April, July and October, and the applicable Maturity Date or, if any such day is not a Business Day, the next succeeding Business Day.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Petroleum Commissioner” means the Petroleum Commissioner of the Ministry of National Infrastructures, Energy and Water Resources of Israel.

“Petroleum Law” means the Petroleum Law 5712-1952 of the State of Israel.

“Petroleum Register” means the register handled in accordance with Section 62 of the Petroleum Law.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Project” means the development, financing, installation and operation by the Persons party from time to time to the Joint Operating Agreement of the Tamar natural gas field offshore Israel.  For the avoidance of doubt, no floating liquefied natural gas installations are included in the definition of “Project”.

“Project Account Bank” means Mizrahi Tefahot Bank Ltd.

“Project Company” means Isramco Negev 2 Limited Partnership, and any permitted successor or assign.

“Project Company Forecast Model” means the financial model published by the Project Company from time to time using the base case assumptions set forth therein.

“Project Company’s Expenses in the Negev 2 Venture” means all of the expenses that the Project Company paid and/or is liable to pay within the framework of the Negev 2 Venture pursuant to the Negev 2 venture agreements and as payments to the Seller for a share of the seismic information in accordance with the Transfer of Rights Agreement, pursuant to clause 4.1 thereof, but excluding expenses (up to Net Receipts) that were deducted from the (gross) value of the receipts for the purpose of determining the Net Receipts.

“Projected Royalty Flows” means, as of the applicable Payment Date and for the applicable Calculation Period, that portion of the monies projected under the Financial Model to be received by the Borrower in respect of Royalties Receivables (after deducting all expenses, payments, Statutory Royalties, Taxes and any other amounts that are required or permitted to be netted from or paid senior to the Royalties Receivables) during such period.

“Rate Cap” means an interest rate hedge transaction pursuant to a Hedge Agreement under which the Borrower agrees to make an upfront payment to the Hedge Counterparty thereunder and to receive from such Hedge Counterparty, by direct payment to the Facility Account, a payment on each Payment Date to the extent, and in the amount by which, the Adjusted Libor Rate exceeds 2.50%.

“Recharacterization” has the meaning given to such term in Section 3.01.

“Records” means documents, books, records, accounts, files, invoices and other materials and information (including computer programs, discs, data processing software and related property and rights) relating to the Royalties Receivables.

“Reference Banks” means the principal London offices of Deutsche Bank AG and Citibank, N.A. or such other bank(s) as may be appointed by the Facility Agent in consultation with the Borrower.

“Related Assets” means all of the Seller’s rights, title, interests, remedies, claims, powers and privileges in, to and under (i) the Royalties and (ii) the Royalties Transfer Agreements in respect of the Royalties, including:

(a) all distributions, payments, monies, collections and other property or proceeds from time to time due or to become due, received, receivable, paid or payable thereunder or in respect thereof or in exchange therefor;

(b) all claims of the Seller for breach, default or damages thereunder or with respect thereto;

(c) all rights of the Seller to receive monies and other proceeds of any insurance, indemnity, warranty or guaranty thereunder or in respect thereof;

(d) all rights of the Seller to compel performance and otherwise exercise and enforce all rights, remedies, powers and privileges thereunder or in respect thereof;

(e) all rights of the Seller to agree, deny, give or withhold any consents, requests, notices, demands, directions, approvals, assignments, extensions, amendments, terminations or waivers under or with respect thereto;

(f) all property and assets (whether real or personal and whether tangible or intangible) from time to time securing or purporting to secure the obligations or payment of monies due or to become due to the Seller thereunder or pursuant thereto;

(g) all Liens on any property described in clause (f), together with all UCC financing statements and any other filings, recordings and registrations covering such property;

(h) all Records in respect thereof and any of the rights or property described in the foregoing clauses;

(i) all substitutions for and replacements of the Royalties or any of the rights or property described in the foregoing clauses;

(j) all present and future claims, demands, causes and choses in action in respect thereof or of any or all of the rights or property described in the foregoing clauses; and

(k) all products, income, profits and proceeds (including from any sale, assignment, transfer or other disposition) in respect of any or all of the foregoing property described in the foregoing clauses.

“Required Lenders” means, on any date of determination:

(a) with respect to a particular Series of Loans, a Lender or Lenders of such Series, excluding any Defaulting Lenders of such Series, having or holding more than 66 and 2/3% of the sum of: (i) the aggregate amount of all outstanding and undrawn Commitments of all Lenders of such Series (excluding Commitments of any Defaulting Lender of such Series) and (ii) the aggregate outstanding principal amount of all Loans of such Series (excluding the Loans of such Series of any Defaulting Lender); and

(b) with respect to all Loans, a Lender or Lenders, excluding any Defaulting Lenders, having or holding more than 66 and 2/3% of the sum of: (i) the aggregate amount of all outstanding and undrawn Commitments of all Lenders (excluding Commitments of any Defaulting Lender) and (ii) the aggregate outstanding principal amount of all Loans (excluding the Loans of any Defaulting Lender);

provided, that, if in relation to any request from the Facility Agent or the Collateral Agent:

(v)           for consent in relation to any of the terms of the Credit Agreement or any other Credit Document;

(w)           to confirm whether any agreement, evidence, certificate, document or term of any thereof is satisfactory;

(x)           to participate in any other vote of the Lenders for any purpose under the terms of this Agreement or any other Credit Document;

(y)           to direct, authorize or approve any other action under the Credit Agreement or any other Credit Documents; or

(z)           to provide any confirmation or notification under the Credit Agreement or any other Credit Document,

in each case other than as described in Section 9.01(a) of the Credit Agreement, any Lender fails to respond within ten (10) Borrower Business Days (or such longer period as may be specified in such request) of its receipt of such request, then such Lender’s outstanding and undrawn Commitments and the outstanding principal amount of its Loans shall be deemed to be zero for purposes of calculating the percentages in clauses (a) and (b) of this definition.

“Required Reserve Amount” means, on each Funding Date and on each Payment Date, the sum of: (a) the aggregate of the Loan Service Amounts payable on the next two succeeding Payment Dates and (b) if the Forecast DSCR for one or more Calculation Periods from a Payment Date to the Latest Maturity Date is less than 1.3 to 1.0, the aggregate of the amounts which, if added to the Loan Service Amount for each such Calculation Period, would result in the Forecast DSCR being 1.3 to 1.0 for each such Calculation Period.

“Reserve Account” means a “securities account” (as defined in Section 8-501 of the UCC) in the name of the Borrower, designated as the “Reserve Account”, in which the Required Reserve Amount shall be held, and which account shall be subject to the Account Control Agreement.

“Royalties” means, collectively, Royalties A and Royalties B.

“Royalties A” means royalties, whether In Kind Royalties or Market Value Royalties, in the amounts stated below, which will derive from the first 10% of the Project Company’s share in the oil and/or gas and/or other valuable substances that will be derived or extracted under the Lease (before deducting royalties of any kind, but after deducting the oil that will be used for the purposes of the actual production):

(a)           1% until the Investment Repayment Date; and

(b)           13% after the Investment Repayment Date.

“Royalties B” means royalties in an amount of 5% of the Project Company’s share of the proceeds of the oil and/or gas (gross, before expenses and other payments, including Statutory Royalties) that will be produced from the Lease, including any lease or license that will replace it and/or its area in whole or in part.

“Royalties Deed A” means the Royalties Deed of October 20, 2013 between the Project Company and the Seller with respect to the rights to Royalties A granted to the Seller under the Transfer of Rights Agreement.

“Royalties Deed B” means the Royalties Deed of October 20, 2013 between the Project Company and the Seller with respect to rights to Royalties B granted to the Seller pursuant to the January 2001 Minutes and the Letter of Assignment.

“Royalties Deed C” means the Royalties Deed, dated on or prior to the Notice Date for the Initial Series, between the Seller and the Borrower with respect to the rights to Royalties A Sold and Contributed to the Borrower under the Royalties Sale and Contribution Agreement.

“Royalties Deed D” means the Royalties Deed, dated on or prior to the Notice Date for the Initial Series, between the Seller and the Borrower with respect to the rights to Royalties B Sold and Contributed to the Borrower under the Royalties Sale and Contribution Agreement.

“Royalties Payment Instruction” means that certain Royalties Payment Instruction Letter Agreement, dated on or prior to the Notice Date for the Initial Series, among the Collateral Agent, the Borrower, the Seller, the Project Company, the Project Account Bank and Deutsche Bank Luxembourg S.A., in its capacity as “Intercreditor Agent”.

“Royalties Receivables” means the Royalties and the Related Assets.

“Royalties-related Taxes” means:

(a)           the amount of Israeli income tax applicable to the Borrower in respect of the Royalties, if any;

(b)           the amount of U.S. Federal income tax applicable to the Borrower in respect of the Royalties, if any; and

(c)           the amount of the Israeli Petroleum profits tax levy (Sheshinski Tax) applicable to the Borrower in respect of the Royalties, if any,

in each case, that is due to the applicable Israeli or U.S. Federal tax authority prior to the next Payment Date (each, a “Royalties-related Tax”).

“Royalties-related Tax Amount” means, on any date of determination, the sum of each of the Royalties-related Taxes which:

(a)           in the case of such Royalties-related Taxes withheld from the Royalties or otherwise deducted from any payments to the Facility Account (including by or on behalf of the Project Company), shall be notified to the Borrower and the Facility Agent by the Seller and evidenced by: (i) a certificate of an Authorized Officer of the Seller, accompanied by evidence to the Facility Agent of such withholding by the relevant Person, (A) certifying the amount withheld, the detailed calculation thereof (including each of the then-current effective applicable tax rates and the net income or assumed net income of the Borrower subject to such tax rate), the applicable tax authority for whom such amount was withheld and to whom such amount is due, the date such amount is due to be paid to the applicable tax authority and that such amount was withheld from the Royalties or otherwise deducted from any payments to the Facility Account solely in respect of Royalties-related Taxes  and (B) covenanting and agreeing to pay or cause to be paid all such withheld amounts to the applicable tax authority on or prior to the date when due and (ii) only with respect to Royalties-related U.S. Taxes, a certificate of the Accountants making the same certifications contained in subclause (a)(i)(A) immediately above, each certificate in subclause (i) and (ii) to be in form and substance satisfactory to the Facility Agent; and

(b)           in the case of Royalties-related U.S. Taxes not withheld from the Royalties or otherwise deducted from any payments to the Facility Account, which shall be notified to the Borrower and the Facility Agent by the Seller and evidenced by: (i) a certificate of an Authorized Officer of the Seller (A) certifying the amount required to be deposited in the Royalties Tax Account to pay Royalties-related U.S. Taxes to the applicable tax authority, the detailed calculation thereof (including each of the then-current effective applicable tax rates and the net income or assumed net income of the Borrower subject to such tax rate), the applicable tax authority to whom such amount is due to be paid, the Royalties-related U.S. Tax in respect of which such amount must be paid, the date such amount is due to be paid to the applicable tax authority and (B) representing and warranting that such amount was not (nor was any portion thereof) withheld from the Royalties or otherwise deducted from any payments to the Facility Account and (ii) a certificate of the Accountants making the same certifications contained in subclause (b)(i)(A) immediately above, each certificate in subclause (i) and (ii) to be in form and substance satisfactory to the Facility Agent.

“Royalties-related U.S. Taxes” means any Royalties-related Taxes described in clause (b) of the definition thereof.

“Royalties Tax Account” means a “securities account” (as defined in Section 8-501 of the UCC) in the name of the Borrower and in which the Royalties-related Tax Amount will be held.

 “Royalties Transfer Agreements” means, collectively, Royalties Deed A, the Transfer of Rights Agreement, Royalties Deed B, the January 2001 Minutes, the Letter of Assignment, the Application for Seller Registration, the Seller Registration, Royalties Deed C, Royalties Deed D, the Royalties Sale and Contribution Agreement, the Application for Borrower Registration, the Borrower Registration, the Application for Collateral Agent Registration, the Collateral Agent Registration, the Royalties Payment Instruction, and any other instruments, certificates or documents heretofore, now or hereafter entered into in connection therewith or the transactions contemplated thereby.

“Sanctioned Country” means a country or territory which is at any time subject to a general export, import, financial or investment embargo under any Sanctions.

“Sanctions” means:

(a)           economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (i) the U.S. government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty's Treasury of the United Kingdom; and

(b)           economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“Secured Parties” means the Facility Agent, the Collateral Agent, each Lender, the Account Bank, the Servicer, each Hedge Counterparty, the Independent Manager and each Indemnitee.

“Securities” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” means the Pledge, Assignment and Security Agreement, dated on or prior to the Notice Date for the Initial Series, between the Borrower and the Collateral Agent.

“Security Documents” means the Security Agreement, the Israeli Security Agreement, the Account Control Agreement, the Control Agreement (if any), the UCC Financing Statements, the filing and registration in the Israeli Pledges Registry of the Collateral Agent’s Security Interest in the Collateral, the Seller Security Agreement, the Application for Collateral Agent Registration, the Collateral Agent Registration and any other instruments, certificates or documents entered into in connection therewith or the transactions contemplated thereby.

“Security Interest” means: (a) with respect to the Collateral, the “Security Interest” of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, as defined in Section 2.01 of the Security Agreement, (b) with respect to the Seller Collateral, the “Security Interest” of the Collateral, for the benefit of the Secured Parties, in the Seller Collateral, as defined in Section 2.01 of the Seller Security Agreement, (c) with respect to the Royalties Receivables, the “Security Interest” of the Borrower in the Royalties Receivables, as defined in Section 3.01 hereof, and (d) with respect to the Israeli Collateral, the “Security Interest” of the Collateral Agent, for the benefit of the Secured Parties, in the Israeli Collateral, as defined in Section 2.01 of the Israeli Security Agreement.

“Sell and Contribute” has the meaning given to such term in the Recitals.

“Seller” means Isramco, Inc.

“Seller Collateral” has the meaning given to such term in the Seller Security Agreement.

“Seller Governmental Approvals” has the meaning given to such term in Section 5.01(d).

“Seller Registration” means the registration of the Seller’s rights to the Royalties in the Petroleum Register.

“Seller Security Agreement” means the Pledge and Security Agreement, dated on or prior to the Notice Date for the Initial Series, between the Seller and the Collateral Agent.

“Series” means Loans made on the same Funding Date with the same interest rate and Maturity Date.  For the avoidance of doubt, the Initial Series and the Additional Series shall each constitute a "Series" for purposes of this definition.

“Servicer” means N.M.A. Energy Resources Ltd., an Israeli company, in its capacity as the servicer, pursuant to the terms of the Servicing Agreement and the Credit Agreement.

“Servicing Agreement” means the Servicing Agreement, dated the Signing Date, among the Borrower, the Servicer, the Manager, the Facility Agent and the Collateral Agent.

“Servicing Fee” has the meaning specified in the Servicing Agreement.

“Signing Date” means the date of the Credit Agreement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Indebtedness as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur Indebtedness or liabilities beyond such Person’s ability to pay such Indebtedness and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its Indebtedness and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) such Person is "solvent" within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal under regulations issued from time to time by the Board (or any successor) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as such term is used in Regulation D of the Board), or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined.  Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. The Loans of the Initial Series shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Statutory Royalties” means all royalties required to be paid by the Project Company to the State of Israel in connection with the Project under the Petroleum Law and in accordance with the Lease.

“Subscription Agreement” means the Subscription Agreement, dated on or prior to the Notice Date for the Initial Series, and made by and between the Borrower and the Seller.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer of Rights Agreement” means the Rights Transfer Agreement of March 5, 1988, between the Project Company and the Seller, including the Addendum to the Agreement of July 28, 1991, regarding Royalties A.

“Transfer Taxes” has the meaning given to such term in Section 5.02(c).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York or the State of Delaware, as the context may require.

“UCC Financing Statements” means the UCC financing statements in the form attached as Schedule 3 to the Credit Agreement.

“Units” means a fractional share of all the Interests (as defined in the Borrower’s Operating Agreement) in the Borrower.

“U.S.” or “United States” means the United States of America.

Section 1.02 Construction.

(a) For purposes of this Agreement, all capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  All terms used in Article 9 of the UCC and not specifically defined herein are used herein as defined in such Article 9.

(c) Unless the context requires otherwise:

(i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or therein),

(ii) any definition of or reference to any law, statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws),

(iii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein or in any other applicable Credit Document) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof,

(iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(v) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement unless otherwise indicated,

(vi) in the computation of periods of time from a specified date to a later specified date, the word “from”  means “from and including” and the words “to” and “until” each mean “to but excluding”,

(vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and

(viii) a Default is “continuing” if it has not been waived or, if capable of being remedied, has not been remedied, and an Event of Default, a Retention Event and an Early Amortization Event  is “continuing” if it has not been waived.

ARTICLE 2
SALE OF ROYALTIES RECEIVABLES; PAYMENT OF PURCHASE PRICE

Section 2.01 Sale and Contribution of Royalties Receivables to the Borrower.

(a) Upon the terms and subject to the conditions of this Agreement, effective as of the Initial Funding Date, the Seller hereby Sells and Contributes to the Borrower, without recourse except as otherwise set forth herein, free and clear of any Liens or claims, and the Borrower hereby purchases, acquires and accepts, all of the Seller’s right, title and interest in, to and under (but none of the Seller’s obligations under) the Royalties Receivables.

(b) It is the intention of the parties hereto that the Sale and Contribution of the Royalties Receivables made hereunder is an absolute and irrevocable true sale and contribution that provides the Borrower with the full benefits of ownership of the Royalties Receivables so purchased, acquired and accepted (such that the Royalties Receivables will not constitute property of the Seller’s estate in the event of the Seller’s bankruptcy), and is not a loan or financing secured by such Royalties Receivables.

(c) The Sale and Contribution of the Royalties Receivables by the Seller to the Borrower is made without recourse; provided, however, that: (i) the Seller shall be liable to the Borrower Indemnified Persons for all representations, warranties, covenants and indemnities made by the Seller hereunder and (ii) such Sale and Contribution does not constitute and is not intended to result in an assumption by the Borrower or any assignee thereof of any obligation or liability of the Seller or any other Person arising in connection with the Royalties Receivables or any other obligations or liabilities of the Seller.

(d) Upon the Sale and Contribution of the Royalties Receivables to the Borrower, the Seller relinquishes all title to, ownership of and control thereover and the Borrower and its designees and assignees shall have the sole right, in each case subject to the terms hereof and of the Credit Agreement, to exercise control over, including to service, administer, collect and enforce the Royalties Receivables and to assign and/or delegate such right to others.

Section 2.02 Purchase Price; Consideration for Royalties Receivables.

(a) The total consideration for the Sale and Contribution of the Royalties Receivables hereunder (the “Aggregate Transfer Value”) shall be $300,000,000, an amount equal to the fair market value of the Royalties Receivables (the “Contribution Amount”). In consideration for the Sale and Contribution of the Royalties Receivables, the Borrower shall on the Initial Funding Date record on its books and records a contribution of capital from the Seller, in respect of its Interest in the Borrower, in an amount equal to the Contribution Amount, and issue to the Seller the number of Units necessary to reflect such Contribution Amount.

(b) The Seller and the Borrower will treat the sale and contribution of the Royalties Receivables as a sale for U.S. Federal tax purposes.

ARTICLE 3
BACK-UP SECURITY INTEREST

Section 3.01 Grant of back-up Security.  (a)  If, notwithstanding the parties’ intention expressed in Section 2.01 hereof, the Sale and Contribution by the Seller to the Borrower of the Royalties Receivables is characterized as a secured loan or financing or a collateral transfer for security or such Sale and Contribution shall for any reason be ineffective or unenforceable or  the Royalties Receivables are considered to be property of the Seller or its estate (any of the foregoing being a “Recharacterization”), then this agreement shall be deemed to and does hereby constitute a security agreement under the UCC and all other Non-Israeli Applicable Laws.  For this purpose and without being in derogation of the parties’ intention that the Sale and Contribution of the Royalties Receivables constitute a true and absolute sale and contribution, the Seller hereby pledges and grants to the Borrower a security interest in, and assigns to the Borrower as collateral security (collectively, a “Security Interest”), all of the Seller’s right, title and interest in, to and under all of the Royalties Receivables, whether now existing or hereafter created or arising, and all proceeds of the foregoing, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate amount of Loans and other Obligations outstanding under the Credit Agreement from time to time and the satisfaction of all other obligations owed to the Borrower by the Seller under this Agreement.

(a) In the event of a Recharacterization, the Borrower and its assigns (including the Collateral Agent) shall have, in addition to the rights and remedies which they may have under this Agreement and the other Credit Documents, all other rights and remedies provided to a secured creditor under the UCC and other Non-Israeli Applicable Law, which rights and remedies shall be cumulative.

(b) The parties hereto agree that any characterization of the Seller as “debtor” and the Borrower as “secured party” in any financing statement or continuation statement filed in connection with this Agreement is for protective purposes and shall in no way be construed as being contrary to the intent of the parties that this transaction constitute a true and absolute Sale and Contribution of the Royalties Receivables from the Seller to the Borrower.

ARTICLE 4
CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent.  The Borrower’s obligation to purchase and accept the Royalties Receivables under this Agreement on the Initial Funding Date shall be subject to the satisfaction of the following conditions precedent:

(a) all of the conditions precedent set forth in Sections 3.01 and 3.02 of the Credit Agreement shall be satisfied prior to or contemporaneously with such Sale and Contribution;

(b) all of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date specified herein, other than representations and warranties qualified by materiality, in which case such representation and warranty shall be true and correct in all respects, and the Seller shall have performed all material obligations to be performed by it hereunder on or prior to the date specified herein; and

(c) the Seller shall have, at its own expense, delivered to the Borrower or its designee, all Records in the Seller’s possession or under its control relating to the Royalties Receivables.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties of the Seller.  The Seller makes the following representations and warranties to the Borrower, on which the Borrower is relying in purchasing and accepting the Royalties Receivables (1) as of the date of this Agreement or, solely with respect to a representation and warranty or portion thereof relating to a Credit Document dated on or about the Notice Date for the Initial Series, on such Notice Date and (2) on the Initial Funding Date; provided, however, that if any representation and warranty or portion thereof is specified to occur on a particular date or dates, then instead of the foregoing, the Seller makes such representation and warranty or portion thereof on the date or dates so specified and on the Initial Funding Date.

(a) Organization; Power.  The Seller: (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware as a corporation, (ii) has all requisite power and authority to own and operate its properties, to carry on its business and operations as now conducted or proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, is in good standing and has all licenses, permits, consents and approvals, in each jurisdiction where its assets are located and wherever necessary or advisable to carry out its business and operations as now conducted or proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Authorization; Enforceability.  The Seller’s execution, delivery and performance of the Credit Documents to which it is a party were and are within its powers and were and have been duly authorized by all necessary corporate actions on its part.  This Agreement and each other Credit Document to which it is a party has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, and is enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) No Conflicts.  The execution, delivery and performance by the Seller of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby did not, do not and will not: (i) violate any Seller Governmental Approval, any provision of any law or any governmental rule or regulation applicable to the Seller, any of its Organizational Documents, or any order, judgement or decree of any court or other Governmental Authority binding on it; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Seller Governmental Approval, any material agreement or other material instrument (each a “Contractual Obligation”) binding upon the Seller or any of its properties or assets; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Seller (other than the Lien created hereunder in favor of the Borrower); or (iv) require any approval or consent of any Person under any Contractual Obligation of the Seller, except for approvals and consents that have already been received and are in full force and effect.

(d) Governmental Approvals.  The execution, delivery and performance by the Seller of the Credit Documents to which it is a party and the consummation of the transactions contemplated thereby did not, do not and will not require any registration with, consent or approval of, notice to, or registration with, or other action to, with or by, any Governmental Authority (the “Seller Governmental Approvals”) except for filings, registrations, recordings, approvals and consents (including with respect to the Royalties Receivables) that have been made and received on or prior to the Notice Date for the Initial Series and are in full force and effect.

(e) Material Adverse Change.  Since December 31, 2012, no event, change or condition has occurred that has had, or could reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect.

(f) Taxes Returns.  All tax returns and reports of the Seller required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Seller and upon its properties, assets, income, businesses and franchises which are shown to be due and payable on such returns and reports have been paid when due and payable except these which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  On the Notice Date for the Initial Series and on the Initial Funding Date there are no tax liens against the Seller or its properties, assets, income, businesses or franchises, and the Seller knows of no proposed tax assessment or claim which is not being actively contested by the Seller in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(g) Litigation. There are no Adverse Proceedings that: (i) challenge the Seller’s ownership of or rights in the Royalties Receivables or the validity or enforceability of any of the Royalties Transfer Agreements to which the Seller is a party, (ii) challenge or seek to prevent the Sale and Contribution of the Royalties Receivables by the Seller to the Borrower or the entry into or performance by the Seller of any Credit Document or any of the transactions contemplated thereby, or (iii) seek any determination or ruling that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Royalties Receivables, including the validity, enforceability, priority, identifiability or collectability thereof (in each case, as of the Initial Funding Date, in favor of the Borrower or the Collateral Agent) or, as of the Initial Funding Date, the Borrower’s rights in respect thereof, or on the rights, remedies or benefits of the Borrower under any Credit Document.

(h) Compliance with Laws and Agreements.  The Seller has been and is in compliance in all material respects with: (i) all applicable statutes, laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject, and all applicable restrictions imposed by, all Governmental Authorities, (ii) all Contractual Obligations binding upon it or any of its properties or assets, including the Credit Documents to which it is a party, and (iii) its Organizational Documents, and, as of the Initial Funding Date, the Royalties Receivables were acquired by the Seller in compliance with the each of the foregoing.

(i) No Default.  No default, event of default, acceleration or any similar event under any Credit Document to which it is a party has occurred and is continuing, in each case resulting from, or could reasonably be expected, in each case to result from: (i) its execution and delivery of any of the Credit Documents to which it is a party, (ii) the performance, or failure to perform, of any of its obligations under any of the Credit Documents to which it is a party, or (iii) the consummation of the transactions contemplated thereby, including the Sale and Contribution of the Royalties Receivables to the Borrower on the Initial Funding Date or the application of the proceeds thereof by the Seller.  To its knowledge, no other default, event of default, acceleration or any similar event under any Credit Document has occurred and is continuing, or could reasonably be expected to result from the execution, delivery or performance of any of the Credit Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, including the Sale and Contribution of the Royalties Receivables to the Borrower on the Initial Funding Date or the application of the proceeds thereof by the Seller.

(j) Investment Company Status.  The Seller is not an “investment company” or an “affiliated person” of an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(k) ERISA.  Each Plan to which the Seller makes direct contributions, and, to the knowledge of the Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Internal Revenue Code and any other Applicable Laws.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(l) Ownership of Borrower.  The Seller owns one hundred percent (100%) of the issued and outstanding membership interests of the Borrower.  Such membership interests have been duly authorized and validly issued, are fully paid and are owned by the Seller free and clear of all warrants, options, rights to purchase and any other Liens, other than, as of the Notice Date for the Initial Series, the Security Interest of the Collateral Agent under the Seller Security Agreement.

(m) Solvency; Fraudulent Conveyance.  (i) As of the date hereof and (ii) in the case of the Initial Funding Date, immediately prior to and immediately following the Initial Funding Date after giving effect to the Sale and Contribution of the Royalties Receivables, as the case may be, the Seller is Solvent and will not be made insolvent by the Sale and Contribution of the Royalties Receivables.  The Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Seller or any of its assets.  Seller is not subject to any proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law.  The Sale and Contribution of the Royalties Receivables by Seller to Borrower on the Initial Funding Date has a legitimate business purpose and is being effected in the ordinary course of business, and the Seller is not selling or contributing the Royalties Receivables on the Initial Funding Date with any intent to hinder, delay or defraud the Borrower or any creditors of the Seller.

(n)Reasonably Equivalent Value.  As of the Initial Funding Date, the Seller has received reasonably equivalent value and fair consideration from the Borrower in consideration for the Sale and Contribution of the Royalties Receivables under this Agreement, no such transfer has been made for or on account of an antecedent debt owed by the Seller to the Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law.

(o)Full Disclosure.  No information provided in writing by the Seller to the Borrower, the Facility Agent, the Collateral Agent or the Arranger in connection with this Agreement or any of the other Credit Documents or contained in any financial statements prepared by the Seller and delivered hereunder or in any written statement prepared by the Seller or furnished by or on behalf of the Seller to the Borrower, the Facility Agent, the Collateral Agent or the Arranger pursuant to the terms of this Agreement or any of the other Credit Documents contains any untrue statement of a material fact or taken as a whole, omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made; provided, that the Seller makes no representation or warranty with respect to the Project Company Forecast Model or any other information prepared by the Project Company and delivered, without alteration, by the Seller hereunder.  There is no fact known to a responsible officer of the Seller that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed in a writing to the Borrower and the Arranger for use in connection with the transaction contemplated hereunder or under the other Credit Documents.

(p)Anti-Corruption.  On a continuing basis, the Seller and its directors, officers, employees, and agents have conducted their business in compliance with Anti-Corruption Laws and to the extent required have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(q)OFAC.  On a continuing basis, none of the Seller or its directors or officers, acting or benefiting in any capacity in connection with the Credit Documents: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person, (iii) is located, organized or resident in a Sanctioned Country, or (iv) is otherwise in violation of Sanctions.

(r)Executive Offices.  The Seller’s: (i) name as it appears in official filings in its jurisdiction of organization, (ii) jurisdiction of organization, (iii) organization type, (iv) federal employer identification number and organization number, if any, issued by its jurisdiction of organization, and (v) principal place of business, and location where it keeps the Records relating to the Royalties Receivables are, in each case, set forth in Schedule 1 hereto. The Seller has only one jurisdiction of organization.  The Seller has had no chief executive office in the five (5) years preceding the date hereof other than that set forth on Schedule 1 hereto.

(s) Trade Names.  The Seller has no, and has not used, any trade names, fictitious names, assumed names, “doing business as” names or any other names (or spelling, capitalization or punctuation thereof) in the five (5) years preceding the date hereof, except as set forth on Schedule 1 hereto.

(t) Foreign Tax Liability.  (i) Except as set forth in the Financial Model, the Seller is not aware of the Project Company or any other Person withholding any portion of any payment due under or in respect of the Royalties because of the requirements of a foreign taxing authority, and (ii) no foreign taxing authority has notified or otherwise contacted the Seller concerning a withholding or other foreign tax liability.

(u) Financial Statements.  The audited consolidated financial statements for the Seller and its Subsidiaries for the fiscal year ending December 31, 2012 were prepared in accordance with GAAP and fairly present the consolidated financial position of the Seller and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(v) Nonconsolidation.  The statements and factual assumptions contained in the opinion of Freshfields Bruckhaus Deringer US LLP regarding true sale and substantive consolidation matters delivered to the Facility Agent in connection with the Notice Date for the Initial Series are, in each case, true and correct.

(w) Accounting; Books and Records.  The Seller accounts for and otherwise treats the Sale and Contribution of the Royalties Receivables on the Initial Funding Date under this Agreement in its books and records (including financial statements) as a true Sale and Contribution of the Royalties Receivables to the Borrower.  The Seller has marked all of its books and records to reflect the Sale and Contribution on the Initial Funding Date to, and ownership by the Borrower of, the Royalties Receivables.

Section 5.02 Representations and Warranties regarding the Royalties Receivables.  The Seller makes the following representations and warranties to the Borrower, on which the Borrower is relying in purchasing and accepting the Royalties Receivables (1) as of the date of this Agreement or, solely with respect to a representation and warranty or portion thereof relating to a Credit Document dated on or about the Notice Date for the Initial Series, on such Notice Date and (2) on the Initial Funding Date; provided, however, that if any representation and warranty or portion thereof is specified to occur on a particular date or dates, then instead of the foregoing, the Seller makes such representation and warranty or portion thereof  on the date or dates so specified and on the Initial Funding Date.

(a) Ownership of Royalties Receivables.  Immediately prior to the Sale and Contribution of the Royalties Receivable to the Borrower on the Initial Funding Date as and in the manner contemplated by this Agreement, the Seller had good title to, and was the sole owner of the Royalties Receivables, free and clear of any interest, claim, Lien or charge of any other Person other than the Liens contemplated by this Agreement.

(b) Defenses.  No Royalties Receivables are subject to any right of rescission, set-off, counterclaim or defense, nor will the operation of any the terms of the Royalties Receivables or this Agreement, or the exercise of any rights thereunder or hereunder, render any Royalties Receivable either unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, and no such right or rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(c) Transfer Tax; Tax upon Enforcement; Tax Ruling.  (i) The Sale and Contribution of the Royalties Receivables (including all payments due or to become due in connection therewith) by the Seller on the Initial Funding Date pursuant to this Agreement and the other applicable Credit Documents is not subject to and will not result in any Taxes payable by the Borrower or the Seller to any Governmental Authority (“Transfer Taxes”).  In the event that the Seller receives actual notice of any Transfer Taxes arising out of the Sale and Contribution of the Royalties Receivables, the Seller shall give notice thereof to the Borrower, and it shall be the obligation of the Seller to (and the Seller shall) pay such Transfer Taxes when due and payment in full thereof by the Seller on or prior to the date when due shall be deemed to constitute full compliance by the Seller with this clause (c).

(ii) Under Applicable Law and the Israeli Tax Ruling, upon the Sale or other disposition of Collateral pursuant to the Security Agreement or the Israeli Security Agreement, the Seller (and not the Borrower, the Collateral Agent or any Secured Party, including directly from the proceeds of such Sale or other disposition) will be required pay all related Taxes (other than value added taxes) to the applicable tax authority to whom such Taxes are due.

(iii) All representations, declarations and statements in Section 1 of the Israeli Tax Ruling are true and correct and all other material representations, declarations and statements made by, or directed by Seller to be made on behalf of, the Seller to the Israeli Tax Authority or their agents in connection with the Israeli Tax Ruling, including in any applications therefore, were, on the date when made, and are true and correct in all material respects

(d) No Impairment.  Since the date of the applicable Credit Documents pursuant to which the Seller acquired the Royalties, the terms of the Royalties Receivables have not been released, terminated, impaired, waived, altered, amended or modified in any respect, and the Project Company has not been released, in whole or in part, from any of its obligations with respect thereto.

(e) No Default.  There is no default, event of default, breach or violation existing with respect to the Royalties Receivables, and the Seller has not waived any such default, event of default, breach or violation.

(f) Material Adverse Effect.  The Seller has not taken any action or failed to take any action that could reasonably be expected to have a Material Adverse Effect, and the Seller is not aware of any other circumstances or conditions with respect to the Royalties Receivables that can be reasonably expected to have a Material Adverse Effect.

(g) Purchase of Royalties by the Seller.  (i) The sale, transfer and conveyance of the Royalties as and in the manner contemplated by the Royalties Transfer Agreements was sufficient to fully transfer to the Seller all right, title and interest of the Project Company in, to and under the Royalties, and the Seller thereby purchased, accepted and acquired all legal and equitable title to and owned the Royalties free and clear of any Liens.  Such sale, transfer and conveyance was sufficient to prevent any other actual or purported sale, transfer, assignment, conveyance, contribution, pledge, assignment or hypothecation of such Royalties (other than pursuant to a Forced Transfer from the Project Company) from being enforceable; provided that the Seller did not have any rights against third-party purchasers in respect of after-extracted oil or gas that such third-party purchases directly from the Project Company.

(ii) All filings, recordings, registrations or other actions required in any applicable jurisdiction in order to evidence, perfect, protect and enforce the Seller’s title to and sole ownership of the Royalties as against the interest of any other Person, including any purchasers (other than recipients, assignees or transferees of the Project Company's rights from the Project Company pursuant to a Forced Transfer) from, or creditors of, the Project Company were duly made or taken and remain in full force and effect; provided that the Seller did not have any rights against third-party purchasers in respect of after-extracted oil or gas that such third-party purchases directly from the Project Company.  The Seller gave reasonably equivalent value to the Project Company in consideration for the sale, transfer and conveyance to the Seller by the Project Company of the Royalties pursuant to the Royalties Transfer Agreements.

(iii) Any and all applicable requirements of law of all applicable jurisdictions were complied with in connection with the sale, transfer and conveyance of the Royalties to the Seller, and the consummation of the transactions contemplated by the Royalties Transfer Agreements did not and do not cause the violation of any such laws.

(h) Sale of Royalties by the Seller.

(i) (i) The sale, transfer and conveyance of the Royalties Receivables as and in the manner contemplated by this Agreement and the Royalties Transfer Agreements on the Initial Funding Date is sufficient to, and does, fully and validly sell, transfer and contribute to the Borrower all right, title and interest of the Seller in, to and under to all Royalties Receivables, and on such date the Borrower has hereby purchased, accepted and acquired all legal and equitable title to and owns such Royalties Receivables free and clear of any Liens other than the Lien of the Collateral Agent contemplated by the Credit Agreement.  Such Sale and Contribution of the Royalties Receivables on the Initial Funding Date is sufficient to permit the Borrower to avail itself of all protections available under Applicable Law against the claims of any present or future creditors of or purchasers from the Seller or the Project Company (other than recipients, assignees or transferees of the Project Company's rights from the Project Company pursuant to a Forced Transfer) and to prevent any other actual or purported sale, transfer, assignment, pledge, contribution or hypothecation of the Royalties Receivables by the Seller or the Project Company (other than pursuant to a Forced Transfer from the Project Company) from being enforceable; provided that the Seller did not have any rights against third-party purchasers in respect of after-extracted oil or gas that such third-party purchases directly from the Project Company.

(ii) Without limiting the foregoing, all filings, recordings, registrations or other actions required in any applicable jurisdiction in order to perfect, protect and enforce the Borrower’s title to and sole ownership of the Royalties Receivables as against the interest of any other Person, including any actual or purported purchasers from, or creditors of, the Seller or the Project Company (other than recipients, assignees or transferees of the Project Company's rights from the Project Company pursuant to a Forced Transfer) have been duly made or taken on or prior to the Initial Funding Date and remain in full force and effect; provided, that the Borrower will not have any rights against third-party purchasers in respect of after-extracted oil or gas that such third-party purchases directly from the Project Company.

(i) Back-up Security. (i)   To the extent that the Seller retains an interest in the Royalties Receivables despite the Sale and Contribution thereof contemplated hereunder, the provisions of this Agreement and the Royalties Transfer Agreements effect, under Non-Israeli  Applicable Law, the grant, assignment and pledge to the Borrower by the Seller of the Security Interest in the Royalties Receivables contemplated hereby, and the Borrower has hereby acquired a valid and, as of the Initial Funding Date, first priority, perfected Security Interest under Non-Israeli Applicable Law in such Royalties Receivables, prior and superior to all other Liens (other than the Lien of the Collateral Agent contemplated by the Credit Agreement).  Without limiting the provisions of Section 5.2(h)(i), as of the Initial Funding Date, this Agreement and the Royalties Transfer Agreements are collectively sufficient to permit the Borrower to avail itself of all protections available under Non-Israeli Applicable Law against the claims of any present or future creditors of or purchasers from the Seller or the Project Company (other than recipients, assignees or transferees of the Project Company's rights from the Project Company pursuant to a Forced Transfer) and to prevent any other actual or purported assignment of or pledge or grant of security in such Royalties Receivables by the Seller or the Project Company from being enforceable under Non-Israeli Applicable Law; provided that the Seller did not have any rights against third-party purchasers in respect of after-extracted oil or gas that such third-party purchases directly from the Project Company.

(ii) This Agreement, together with the UCC Financing Statements described in Section 3.02(d)(ii) of the Credit Agreement and filed in the State of Delaware on or prior to the Notice Date for the Initial Series, creates a valid, continuing and, as of the Initial Funding Date, perfected security interest (as defined in the applicable UCC) in the Royalties Receivables in favor of the Borrower, which security interest is, as of the Initial Funding Date, prior and superior to all other Liens (other than the Lien of the Collateral Agent contemplated by the Credit Agreement) and enforceable as such under Non-Israeli Applicable Law against creditors of, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, the Seller, the Project Company and the Borrower and against purchasers from the Borrower, the Seller, and the Project Company (other than recipients, assignees or transferees of the Project Company's rights from the Project Company pursuant to a Forced Transfer); provided, that the Borrower will not have any rights against third-party purchasers in respect of after-extracted oil or gas that such third-party purchases directly from the Project Company.

(iii) Without limiting the foregoing, all other filings, recordings, registrations or other actions required in any applicable jurisdiction other than the State of Israel in order to evidence, perfect and protect the Borrower’s Security Interest in the Collateral as prior and superior in right to any other Lien (other than the Lien of the Collateral Agent contemplated by the Credit Agreement), and enforceable under Non-Israeli Applicable Laws as such, including as against any creditors of, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, the Seller, the Project Company and the Borrower and against purchasers from the Borrower, the Seller, and the Project Company (other than recipients, assignees or transferees of the Project Company's rights from the Project Company pursuant to a Forced Transfer), have been duly made or taken on or prior to the Initial Funding Date and remain in full force and effect; provided, that the Borrower will not have any rights against third-party purchasers in respect of after-extracted oil or gas that such third-party purchases directly from the Project Company.

(j) Other Evidence of Ownership or Security.  The Seller has not authorized the filing, registration or recording of, nor is the Seller aware of, any financing statements or any other registrations, deeds, documents or other instruments against the Seller or its interest in the Royalties Receivables that include a description of the Royalties Receivables or any component thereof (other than the financing statements, registrations and recordings relating to the Sale and Contribution of the Royalties Receivables to the Borrower hereunder and the Lien of the Borrower granted, pledged and assigned hereunder).

Section 5.03 Breach of Representations and Warranties.  The representations and warranties set forth in this Article 5 shall survive the Sale and Contribution of the Royalties Receivables by the Seller to the Borrower.  Upon discovery by the Borrower or the Seller of any breach of a representation or warranty set forth in this Article 5, the party discovering the same shall give prompt written notice thereof to the other party and the Facility Agent.

ARTICLE 6
SELLER COVENANTS

The Seller covenants and agrees that, unless otherwise consented to by the Borrower and the Facility Agent (at the written direction of the Required Lenders), it will perform, observe and comply with the following.

Section 6.01 Reporting Requirements.  Unless otherwise provided below, the Seller or its designee will deliver to the Facility Agent:

(a) Annual Financial Reporting.  as soon as available and in any event within 120 days after the close of each of its fiscal years, the audited consolidated financial statements for the Seller and its Subsidiaries (including the Borrower) for such fiscal year prepared in accordance with GAAP and accompanied by an opinion, which opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, of the Seller’s accountants (the “Accountants”), who shall be MaloneBailey LLP or such other internationally recognized independent registered certified public accounting firm acceptable to the Facility Agent (at the written direction of the Required Lenders);

(b) Quarterly Reporting.  within 45 days after the close of each quarterly period of each of its fiscal years, balance sheets for the Seller and the Borrower as of the close of each such period and statements of income and retained earnings and a statement of cash flows for the Seller and the Borrower for the period from the beginning of such fiscal year to the end of such quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and without footnotes) and certified by such Person’s president, executive vice president, chief executive officer or chief financial officer;

(c) Compliance Certificate.  together with the financial statements required hereunder, a Compliance Certificate signed by such Person’s president, executive vice president, chief executive officer or chief financial officer and dated the date of such annual financial statement or quarterly financial statement;

(d) ERISA.  promptly (and in any event within five (5) Business Days) after: (A) a responsible officer of the Seller knows or has reason to believe that an ERISA Event with respect to any Plan or Multiemployer Plan has occurred or exists and (B) the filing or receiving thereof, copies of all reports and notices with respect to any “Reportable Event” as defined in Section 4043(c) of ERISA which the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U. S. Department of Labor or which the Seller or any ERISA Affiliate receives from any such Person;

(e) Notices.  promptly upon (and in any event within two (2) Business Days after) the Seller’s receipt, copies of:

(i) any notice of or request for cancellation, termination, consent, direction, approval, extension, waiver, default, action, breach, grant of indulgence, amendment, supplement or other modification of any Credit Document other than any amendment permitted by Section 9.01 of the Credit Agreement; and

(ii) any other material notice, financial statement, certification, report or other material communication from any Person under or in connection with any Credit Document (other than the Facility Agent);

(f) Other Information.  such other information as the Borrower or the Facility Agent (including at the direction of the Required Lenders) may from time to time reasonably request; and

(g) Royalties-related Taxes. with respect to Royalties-related Taxes, notice:

(i) promptly (and in any event within two (2) Business Days), of any Royalties-related Taxes being withheld from the Royalties or otherwise deducted from any payments to the Facility Account, such notice to be evidenced by: (A) a certificate of an Authorized Officer of the Seller, accompanied by evidence satisfactory to the Facility Agent of such withholding or deduction by the relevant Person, (1) certifying the amount withheld or deducted, the detailed calculation thereof (including each of the then-current effective applicable tax rates and the net income or assumed net income of the Borrower subject to such tax rate), the applicable tax authority for whom such amount was withheld or deducted and to whom such amount is due, the date such amount is due to be paid to the applicable tax authority and that such amount was withheld from the Royalties or otherwise deducted from any payments to the Facility Account solely in respect of Royalties-related Taxes and (2) covenanting and agreeing (which, for the avoidance of doubt, shall constitute covenants and agreements of the Seller under this Agreement) to pay or cause to be paid all such withheld or deducted amounts to the applicable tax authority on or prior to the date when due and (B) only with respect to Royalties-related U.S. Taxes, a certificate of the Accountants making the same certifications contained in subclause (A)(1) immediately above, each certificate in subclause (A) and (B) to be in form and substance satisfactory to the Facility Agent;

(ii) on the fifth (5th) Business Day prior to each Payment Date, of any Royalties-related Taxes not withheld from the Royalties or otherwise deducted from any payments to the Facility Account, such notice to be evidenced by: (A) a certificate of an Authorized Officer of the Seller (1) certifying the amount required to be deposited in the Royalties Tax Account to pay Royalties-related Taxes to the applicable tax authority, the detailed calculation thereof (including each of the then-current effective applicable tax rates and the net income or assumed net income of the Borrower subject to such tax rate), the applicable tax authority to whom such amount is due to be paid, the Royalties-related Taxes in respect of which such amount must be paid, the date such amount is due to be paid to the applicable tax authority and (2) representing and warranting (which, for the avoidance of doubt, shall constitute representations and warranties of the Seller under this Agreement) that such amount was not (nor was any portion thereof) withheld from the Royalties or otherwise deducted from any payments to the Facility Account and (B) only with respect to Royalties-related U.S. Taxes, a certificate of the Accountants making the same certifications contained in subclause (A)(1) immediately above, each certificate in subclause (A) and (B) to be in form and substance satisfactory to the Facility Agent; and

(iii) on the fifth (5th) Business Day prior to the date on which any Royalties-related Tax is due, of the details of any such Royalties-related Tax, such notice to be evidenced by:

(A) with respect to Royalties-related U.S. Taxes, a certificate from the Accountants, certifying: (1) the amount of each Royalties-related U.S. Tax that is due to be paid, (2) the applicable U.S. Federal tax authority to whom each such Royalties-related U.S. Tax is due and the payment details therefor, and (3) the Business Day on which each such payment is due (which date shall be at least five (5) Business Days after the date such notice is received by the Facility Agent but prior to the next Payment Date);

(B) with respect to Royalties-related Taxes to be paid to an Israeli tax authority, a certificate from an Authorized Officer of the Seller, certifying: (1) the amount of each Royalties-related Tax that is due to be paid, (2) the applicable Israeli tax authority to whom each such Royalties-related Tax is due and the payment details therefor, and (3) the Business Day on which each such payment is due (which date shall be at least five (5) Business Days after the date such notice is received by the Facility Agent but prior to the next Payment Date); and

(C) a certificate from an Authorized Officer of the Seller, certifying that no amount in respect of such Royalties-related Tax has been, or will be, withheld from the Royalties or otherwise deducted from any payments to the Facility Account and that all required tax returns with respect to such payment have been duly filed (which certifications, for the avoidance of doubt, shall constitute representations, warranties and covenants of the Seller under this Agreement); and

(h) Section 104G of the Israeli Income Tax Ordinance.  within thirty (30) days after the Initial Funding Date, a copy of the completed forms required to filed by the Seller and the Borrower under Section 104G of the Israeli Income Tax Ordinance with the Israeli Tax Assessor.

All financial statements required to be delivered in respect of the Seller pursuant to this Section 6.01 must be delivered on both a consolidated (with its consolidated subsidiaries) and a consolidating basis.

Section 6.02 Notices.  The Seller will notify the Borrower and the Facility Agent in writing of any of the following promptly (and in any event within two (2) Business Days) after obtaining knowledge or receiving notice thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(a) Defaults and Events of Default.  The existence of any condition or event that constitutes a default, event of default, acceleration or similar event under any Credit Document or that notice has been given to the Seller with respect thereto;

(b) Litigation. The institution or threat of any Adverse Proceeding that (i) challenges the Borrower’s ownership of or rights in the Royalties Receivables or the validity or enforceability of any of the Royalties Transfer Agreements to which the Seller is a party, (ii) challenges or seeks to prevent the Sale and Contribution of the Royalties Receivables by the Seller to the Borrower or the entry into or performance by the Seller of any Credit Document or any of the transactions contemplated thereby, or (iii) seeks any determination or ruling that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Royalties Receivables, including the validity, enforceability, priority, identifiability or collectability thereof (in each case in favor of the Borrower or the Collateral Agent) or the Borrower’s rights in respect thereof, or on the rights, remedies or benefits of the Borrower under any Credit Document;

(c) Liens.  The existence or claim of any Lien on any of the Royalties Receivables (other than the Liens in favour of the Borrower or the Collateral Agent); and

(d) Material Adverse Effect.  The existence or occurrence of any event which has or could reasonably be expected to have a Material Adverse Effect.

Section 6.03 Compliance with Laws, Contractual Obligations.  The Seller will comply: (a) with all applicable statutes, laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject, and all applicable restrictions imposed by, all Governmental Authorities, except to the extent that failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) with all Credit Documents to which it is a party and (c) with all Governmental Approvals; it being understood that such compliance by the Seller with any Governmental Approval shall not excuse, nullify or waive any breach by the Seller of any of its covenants, agreements or obligations under this Agreement or any other Credit Document to which it is a party that may result from such compliance.

Section 6.04 Payment of Taxes.  The Seller will pay and discharge, before the same shall become delinquent all Taxes, assessments and governmental charges or levies imposed upon it or upon its property and all Taxes for which the Seller is responsible under the terms of this Agreement, any other Credit Document or the Israeli Tax Ruling and will indemnify and hold the Borrower and its assignees, including the Collateral Agent, harmless, on an after-tax basis, from and against any and all such Taxes; provided, that no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions as shall be required in conformity with GAAP have been made therefor, and (ii) such delay or failure to pay or discharge such Tax has not and could not result in a Lien against any of the Royalties Receivables, Collateral, Seller Collateral or Excluded Property.

Section 6.05 Transfer Taxes; Taxes upon Enforcement. (a)  In the event that the Seller receives notice of any Transfer Taxes arising out of the Sale and Contribution of the Royalties Receivables, the Seller will promptly pay all such Transfer Taxes and will indemnify and hold the Borrower and its assignees, including the Collateral Agent, harmless, on an after-tax basis, from and against any and all such Transfer Taxes.

(b) If the Borrower or, in connection with the enforcement of its rights and remedies under the Security Documents, the Collateral Agent (itself or through an agent or nominee, in each case for the benefit of the Secured Parties) is required under Applicable Law to withhold, deduct and/or pay any Taxes in respect of a sale or other disposition of the Royalties Receivables or other Collateral (other than value added taxes, which the parties agree shall be paid by the purchaser in respect of such sale or disposition), then the Borrower or the Collateral Agent, as the case may be, will withhold, deduct and/or pay such Taxes, including from the proceeds of such a sale or other disposition, to the applicable tax authority to whom such Taxes are due.  The Seller shall promptly pay to the Borrower or the Collateral Agent, as the case may be, an amount equal to all such Taxes withheld, deducted and/or paid by the Borrower or the Collateral Agent, as the case may be, and will indemnify and hold the Borrower or the Collateral Agent, as the case may be, harmless, on an after-tax basis, from and against any and all such Taxes.

Section 6.06 Preservation of Corporate Existence, Etc.  The Seller will at all times preserve and keep in full force and effect and in good standing its corporate existence and all rights, rights and franchises, licenses, permits and foreign qualifications material to its business, to its performance of its obligations under the Credit Documents and to its exercise of its rights and remedies under the Royalties Transfer Agreements.

Section 6.07 Sale of Royalties Receivables. With respect to Royalties that are sold, transferred and conveyed to the Seller pursuant to related Royalties Transfer Agreements and the Royalties Receivables that are Sold and Contributed to the Borrower pursuant hereto and the related Royalties Transfer Agreements, the Seller shall take all actions necessary to sell, contribute, transfer and vest, perfect, maintain, protect, more fully evidence, enforce and defend the Borrower’s legal and equitable title to and sole ownership of the Royalties Receivables pursuant to and in accordance herewith and the related Royalties Transfer Agreements and all Applicable Laws, including:

(a) the giving of all notices and the filing of all financing statements or other similar instruments or documents reasonably necessary under the UCC of all appropriate jurisdictions and the executing, delivering, registering, recording or filing of such other instruments, documents or notices as may be necessary or appropriator under any other Applicable Law to perfect, maintain, protect and defend the Borrower’s sole ownership of such Royalties Receivables as against any purchasers from, or creditors of, the Seller, the Project Company or any other Person (other than recipients, assignees or transferees of the Project Company's rights pursuant to a Forced Transfer); provided that the Seller did not have any rights against third-party purchasers in respect of after-extracted oil or gas that such third-party purchases directly from the Project Company,

(b) the registration (and maintenance of such registration) in the Petroleum Register of the sole ownership of and rights to the Royalties Receivables in the name of the Borrower, and

(c) such other actions as the Borrower or the Facility Agent (including at the written direction of the Required Lenders) may reasonably request.

Section 6.08 Security Interest.  The Seller shall take (or cause to be taken) all necessary actions to create, evidence, maintain, protect and defend, under Non-Israeli Applicable Law, a valid, enforceable and perfected Security Interest in the Royalties Receivables in favor of the Borrower and the Collateral Agent, for the benefit of the Secured Parties, prior and superior in right to all other Liens and enforceable as such against creditors of, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, the Seller, the Project Company or the Borrower, against purchasers from the Borrower or the Seller, and against purchasers from the Project Company (other than recipients, assignees or transferees of the Project Company's rights from the Project Company pursuant to a Forced Transfer), including:

(a) the giving of all notices and the filing of all financing or continuation statements or amendments thereto or other similar instruments or documents reasonably necessary under the UCC or any other non-Israeli Applicable Laws of all appropriate jurisdictions and the executing, delivering, registering or filing of such other instruments, documents or notices as may be necessary or appropriator under any other Non-Israeli Applicable Law, and

(b) such other actions as the Borrower or the Collateral Agent (including at the written direction of the Required Lenders) may reasonably request;

provided, that the Collateral Agent will not have the right to collect Royalties from third-parties that have purchased after-extracted oil or gas directly from the Project Company.

Section 6.09 Performance and Enforcement of Documents.  (a)   Subject to 6.01(d)(ii) of the Seller Security Agreement, the Seller will: (i) maintain each Credit Document to which it is a party in full force and effect, (ii) timely and fully perform, observe and comply with all of the provisions, covenants and other terms required to be performed or observed by it under each Credit Document to which it is a party in accordance with its terms, and (iii) notwithstanding clause (ii), take any action in respect of the Royalties Receivables under any Royalties Transfer Agreement, the Royalties Payment Instruction or otherwise in respect of the Royalties Receivables, solely as directed by or with the consent of the Collateral Agent (as reasonably directed in writing by the Required Lenders), including: (A) making claims to which the Seller may be entitled under any indemnity reimbursement or similar provision contained therein, (B) enforcing its rights and remedies (and the rights and remedies of the Collateral Agent, as assignee of the Borrower) thereunder, including any audit and inspection rights thereunder, (C) making demands or requests for information or reports or for action from any other party thereto, or (D) approving or denying any request for any consent, direction, approval, extension, waiver, grant of indulgence, amendment, supplement, modification, cancellation or termination of or under any Royalties Transfer Agreement in respect of the Royalties Receivables or otherwise in respect of the Royalties Receivables.

(b) The Seller will promptly (and in any event within two (2) Business Days) after its receipt of any request, notice or other correspondence with respect to clause (a) above, notify the Facility Agent and provide it with a copy thereof.

(c) The Seller will not interfere in any manner that could reasonably be expected to have a Material Adverse Effect, including a material adverse effect on any right, power or remedy of the Collateral Agent or the Facility Agent provided for in this Agreement or in any other Credit Document or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies.

Section 6.10 True Sale.  The Seller shall take (or shall cause to be taken) all such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion of Freshfields Bruckhaus Deringer US LLP, counsel for the Borrower, dated the Notice Date for the Initial Series under the Credit Agreement and relating to true sale and contribution issues under this Agreement, and in the certificates accompanying such opinion, remain true and correct at all times.

Section 6.11 Payments.  The Seller shall and shall direct any other applicable Person, to: (a) remit all amounts in respect of the Royalties Receivables, directly to the Facility Account and (b) direct the Project Company and any other applicable Person to (i) remit all amounts in respect of the Royalties Receivables, directly to the Facility Account and (ii) direct the Project Account Bank and any other applicable Person to remit all amounts in respect of the Royalties Receivables, directly to the Facility Account.  The Seller shall, and shall direct any other applicable Person, to cause any amounts received by it in respect of the Royalties Receivables to be remitted directly to the Facility Account as soon as practicable and in any event within one (1) Business Day of its receipt of the same, and, at all times prior to such remittance, to hold such amounts in trust, for the exclusive benefit of the Collateral Agent on behalf of the Secured Parties.

Section 6.12 No Further Sale or Transfer.  Except for the Sale and Contribution  hereunder, the Seller will not (and will not purport to) sell, pledge, assign, transfer, contribute or otherwise convey to any other Person, or take any other action inconsistent with the Borrower’s ownership of the Royalties Receivables or the Collateral Agent’s interests therein, or grant, create, incur, assume or suffer to exist any Lien (other than Liens in favor of the Borrower and the Collateral Agent for the benefit of the Secured Parties), on the Royalties Receivables or any interest therein.

Section 6.13 Defense of Right, Title and Interest.  The Seller will not claim any ownership interest in the Royalties Receivables conveyed to the Borrower and will defend the right, title and interest of the Borrower and the Collateral Agent in, to and under the Royalties Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller.

Section 6.14 Books, Records and Accounts

(a) .  In view of the intention of the parties hereto that the Sale and Contribution made hereunder constitute an absolute sale and contribution of the Royalties Receivables rather than a loan secured thereby, the Seller agrees: (a) to note on its financial statements and in its Records that the Royalties Receivables have been Sold and Contributed to the Borrower, (b) treat such Sale and Contribution as a true and absolute sale for accounting and all other purposes, and (c) not to take any action inconsistent with the ownership of the Royalties Receivables by the Borrower or claim any ownership interest in the Royalties Receivables.

Section 6.15 Change of Name; Jurisdiction of Organization.  At least thirty (30) days before making any change to: (a) its name (including the use of any trade names, fictitious names, assumed names or “doing business as” names); (b) its jurisdiction of organization; (c) its form of organization; (d) the location of its chief executive office, its principal place of business or any office in which it maintains books or records relating to the Royalties Receivables; or (e) its federal taxpayer identification number, the Seller will deliver to the Borrower and the Facility Agent (x) written notice of such proposed change, and (y) an opinion of counsel, in form and substance reasonably satisfactory to the Borrower and the Facility Agent, to the effect that all actions have been taken and all filings, registrations and recordings have been made, as are necessary to continue and maintain the Borrower’s first priority perfected ownership of, security interest in and Lien on the Royalties Receivables.

Section 6.16 Separateness Covenants.

(a) The Seller will not take any actions or fail to take any actions that would cause the Borrower to violate the covenants set forth in Section 5.04 of the Credit Agreement.

(b) The Seller will conduct its business and activities, and will cause each of its Subsidiaries to conduct its business and activities, such that it is a separate and readily identifiable business from, and independent of, the Borrower.  Without limiting the foregoing, the Seller shall:

(i) not hold the Borrower out as a department, division or other part of the Seller;

(ii) not seek credit based on the assets of the Borrower;

(iii) maintain separate records, books and accounts from those of the Borrower and not commingle its own assets with those of the Borrower;

(iv) not satisfy obligations of the Borrower from its own assets or satisfy its own obligations from the assets of the Borrower;

(v) not assume any Indebtedness, obligations or liabilities of the Borrower;

(vi) at all times comply in all material respects with the provision of the Credit Documents requiring all records with respect to the Royalties Receivables to clearly indicate the ownership by the Borrower and the interest of the Collateral Agent;

(vii) not fail to correct any misunderstanding that might arise about the ownership of the Royalties Receivables by the Borrower and the interest of the Collateral Agent therein; and

(viii) not take any other action inconsistent with the ownership of the Royalties Receivables transferred to the Borrower hereunder and the interest of the Collateral Agent therein.

Section 6.17 Value of Assets.  The Seller shall not take any action, or omit to take any action, if the effect of such action or omission is to reduce or impair the rights of the Borrower or the Collateral Agent with respect to the Royalties Receivables or the value of the Royalties Receivables.

Section 6.18 Agreements; Amendments.  The Seller will not, without the prior written consent of the Facility Agent (at the written direction of the Required Lenders): (a) (i) cancel or terminate, (ii) give any consent, waiver, direction or approval under, (iii) waive any default, action, omission or breach, or otherwise grant any indulgence, under, or (iv) amend, supplement or otherwise modify any of the material terms of, any Credit Document to which it is a party or with respect to which it has the power to take such action, or (b) direct the Project Company to take, or consent to their taking, any of the actions in clause (a) with respect to the Royalties Receivables, including under any Royalties Transfer Agreement to which they are a party.

Section 6.19 Project Company Charge.  For the avoidance of doubt: (a) the representations, warranties and covenants set forth in Sections 5.02(g), (h) and (i), 6.07 and 6.08 of this Agreement are subject to the fact that the Project Company has previously charged all of its rights to the Lease and the Project; provided, that the Royalties and the other Collateral are not subject to such charge, and the foregoing statement shall not in any way limit the Seller’s representations, warranties and covenants with respect to such Royalties or other Collateral, including the ownership thereof and Security Interest therein, and (b) the Project Company is liable to pay Statutory Royalties as a first and prior payment from its revenues from the Project, and such amounts do not constitute Royalties.

ARTICLE 7
INDEMNIFICATION

Section 7.01 Indemnification.  Without limiting any other rights that the Borrower, its successors, transferees and assigns, and the officers, directors, employees, attorneys, agents and representatives of each of the foregoing (each, a “Borrower Indemnified Person”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify and hold harmless each such Borrower Indemnified Person from and against any and all damages, losses, claims, liabilities, suits, actions, proceedings, injuries, costs and expenses, including reasonable attorneys’ fees and disbursements and all costs of investigation or defense, including those incurred upon any appeal, and whether any such damages, losses, injuries, liabilities or expenses are incurred by a Borrower Indemnified Person as an actual or potential party, witness or otherwise (collectively, “Borrower Indemnified Liabilities”) that may be instituted, asserted or awarded against or incurred by any such Borrower Indemnified Person to the extent arising from, relating to or out of or incurred in connection with this Agreement, any of the other Credit Documents to which the Seller is a party, or the purchase, acquisition or acceptance of the Royalties Receivables; provided, that the Seller shall not be liable for any indemnification to a Borrower Indemnified Person to the extent that any such Borrower Indemnified Liabilities:  (i) result solely from such Borrower Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, or (ii) constitute recourse to the Seller for uncollectible or uncollected amounts related to the Royalties Receivables due solely to the failure or inability on the part of the Project Company to perform its obligations under the Royalties Transfer Agreements.  Without limiting the generality of the foregoing indemnification, and subject to the foregoing proviso, the Seller shall indemnify each Borrower Indemnified Person for Borrower Indemnified Liabilities to the extent relating to, arising from or incurred in connection with any of the following:

(a) reliance on any representation or warranty made or deemed made by the Seller under or in connection with this Agreement or any other Credit Document, including any certificate executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information prepared and delivered by the Seller pursuant hereto or thereto (which shall not, for the avoidance of doubt, include any information prepared by the Project Company, including the Project Company Forecast Model) that shall have been incorrect when made or deemed made or delivered;

(b) the failure by the Seller to comply with any term, provision or covenant contained in this Agreement, any other Credit Document to which it is a party or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or with any Applicable Law, rule or regulation with respect to the Royalties Receivables;

(c) any investigation, litigation or proceeding related to this Agreement or any other Credit Document to which the Seller is a party, including the use of proceeds of the Sale and Contribution made pursuant to this Agreement or any other Credit Document to which the Seller is a party, or to the ownership of or interest in the Royalties Receivables, or any other investigation, litigation or proceeding relating to the Seller in which any Borrower Indemnified Person becomes involved as a result of any of the transactions contemplated hereby or by any other Credit Document to which the Seller is a party;

(d) the failure of the Borrower to have sole title to and first priority, perfected record sole ownership of the Royalties Receivables free and clear of any Lien except the Liens in favor of the Collateral Agent contemplated hereby and by the Credit Agreement;

(e) the failure of the Borrower to have a first priority, perfected Security Interest in the Royalties Receivables under Non-Israeli Applicable Law that is prior and superior to any other Lien except the Liens in favor of the Collateral Agent contemplated hereby and by the Credit Agreement;

(f) the failure by the Seller to (or to assist the Borrower or the Collateral Agent to) file, or any delay in filing, registering or recording any financing statements, continuation statements, amendments thereto or any other instruments or documents, under the applicable UCC or the other Applicable Laws specified herein or in any other Credit Document to which the Seller is a party with respect to the Sale and Contribution of, or the grant of a Security Interest in, any Royalties Receivables hereunder or thereunder, or the sale, assignment or transfer of the Royalties to the Seller thereunder;

(g) the failure to pay when due any Taxes, including sales, excise, income or personal property taxes payable by the Seller in connection with the Royalties Receivables or otherwise relating to the transactions contemplated by the Credit Documents; or

(h) the payment by such Borrower Indemnified Person of taxes, including any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Seller’s actions or failure to act in breach of this Agreement or any other Credit Document to which the Seller is a party.

Any amounts subject to the indemnification provisions of this Section shall be paid by the Seller to the applicable Borrower Indemnified Person within ten (10) Business Days following written demand therefor.

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.01 Amendments; Waivers.

(a) Neither this agreement nor any provision hereof may be amended, modified, terminated or waived unless the same shall be in writing, executed by the parties hereto, with the prior written consent of the Facility Agent (at the direction of the Required Lenders).

(b) Neither the failure nor delay on the part of the Seller or the Borrower to exercise any right, power or privilege under this Agreement and no course of dealing between the Seller and the Borrower shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  No notice to or demand on the Seller or the Borrower in any case shall entitle the Seller or the Borrower, as applicable, to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Seller or the Borrower to any other or further action in any circumstances without notice or demand.

Section 8.02 Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.

(a) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including Section 5-1401 and Section 5-1402 of the New York General Obligations Law, but otherwise without regard to the State of New York's conflict of laws provisions that would result in the application of the laws of any other jurisdiction.

(b) All judicial proceedings brought against any party arising out of or relating hereto or any other Credit Document, or any of the obligations hereunder, may be brought in any state or federal court of competent jurisdiction sitting in the Borough of Manhattan in the City of New York.  by executing and delivering this Agreement, each of the parties, for itself and in connection with its properties, irrevocably (i) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts; (ii) waives any defense of forum non conveniens; (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address set forth in Section 8.03 of this Agreement and agrees that such any service is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (iv) agrees that agents retain the right to serve process in any other manner permitted by law or to bring proceedings against each party in the courts of any other jurisdiction.

(c) Each of the parties hereby agrees that process (b) may be served on it by certified mail, return receipt requested, to the addresses pertaining to it as specified in Section 8.03. any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party if given by registered or certified mail, return receipt requested, or by any other means or mail which requires a signed receipt, postage prepaid, mailed as provided above.

(d) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.02 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.03 Notices.

(a) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Seller, the Borrower, the Collateral Agent or the Facility Agent shall be sent to such Person at the following address:

(i) if to the Borrower:
Tamar Royalties LLC
2425 West Loop South, Suite 810
Houston, Texas 77027
Tel: (713) 621-6785
Fax: (713) 621-3988
Attention: Haim Tsuff;

with a copy to:

Isramco, Inc.
2425 West Loop South, Suite 810
Houston, Texas 77027
Tel: (713) 621-6785
Fax: (713) 621-3988
Attention: Edy Francis

N.M.A. Energy Resources Ltd.
Naphtha House – 4th Floor
8 Granite Street, Petach Tikva
49002 Israel – P.O. Box 10188
Tel: +972 3 922 9225
Fax: +972 3 922 9255
Attention: Eran Saar
    Noa Lendner;

(ii) if to the Seller:
Isramco, Inc.
2425 West Loop South, Suite 810
Houston, Texas 77027
Attention: Edy Francis;

(iii) if to the Facility Agent:
Deutsche Bank Trust Company Americas
Trust and Agency Services
60 Wall Street, 16th Floor
MS NYC60-1630
New York, New York 10005
Attention: Administrative Agency Services – Tamar Royalties LLC
Fax: (646) 961-3317;

(iv) if to the Collateral Agent:
Deutsche Bank Trust Company Americas
Trust and Agency Services
60 Wall Street – 16th floor
MSNYC60-1630
New York, New York 10005
Attention:  Project Finance – Tamar Royalties
Facsimile:  732-578-4636

or, in each case, to such other address as such party shall have notified in writing to each of the other parties hereto.

(b) Each notice required or permitted hereunder shall be in writing and may be personally delivered or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that (i) no notice to the Facility Agent or the Collateral Agent shall be effective until received by the Facility Agent or the Collateral Agent, as the case may be, (ii) any notice of a default shall be sent by both courier and facsimile, and (iii) the Seller may deliver, or cause to be delivered any financial statements or reports by electronic mail pursuant to procedures approved by the Facility Agent until the Facility Agent notifies the Seller that it can no longer receive such documents using electronic mail.  Any financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement); provided, that if such document is sent after 4:00 p.m. (New York City time), such document shall be deemed to have been sent at the opening of business on the next Business Day.

Section 8.04 Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 8.05 Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.06 Successors and Assigns.  This Agreement shall bind the Seller and the Borrower and inure to the benefit of and be enforceable by the Seller and the Borrower, together with the Facility Agent, the Collateral Agent, the Lenders and their successors and permitted assigns as express third party beneficiaries.  The obligations of the Seller under this Agreement cannot be assigned or delegated to a third party without the consent of each of the Borrower and the Facility Agent, which consent shall be at each such Person’s sole discretion.

Section 8.07 Assignment of Agreement.  The Seller acknowledges that all of the Borrower’s right, title and interest in, to and under this Agreement, each of the other Credit Documents and the Royalties Receivables, constitutes part of the Collateral pledged to the Collateral Agent for the benefit of the Secured Parties, and that, pursuant to and subject to the terms and conditions of the Credit Documents, the Borrower has assigned to the Collateral Agent, for the benefit of the Secured Parties, all benefits, rights and remedies exercisable by the Borrower under this Agreement, the other Credit Documents and the Royalties Receivables.  The foregoing assignment includes: (a) all monies due and to become due to the Borrower from the Seller or the Seller from the Project Company, whether in connection with the Royalties Receivables, any expenses, costs, indemnities, or damages for the breach of this Agreement or any other Credit Document, or otherwise, (b) all rights, remedies, powers, privileges and claims of the Borrower against the Seller or the Seller against the Project Company under or with respect to the Royalties Receivables or any other Credit Document (whether arising pursuant to the terms hereof or thereof or as otherwise available at law or in equity) and (c) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or any other Credit Document.  The Seller agrees to cooperate fully with the Collateral Agent and the Lenders in the exercise of the foregoing rights and remedies; provided, however, that the Collateral Agent shall not be obligated to perform any of the obligations of the Borrower or the Seller under this Agreement or any other Credit Document except at the direction of the Required Lenders in accordance with the terms of the Security Agreement.  The Seller further agrees to give to the Facility Agent copies of all notices it is required to give to the Borrower hereunder.  The Borrower and the Seller each hereby acknowledge and agree that the Facility Agent and each Lender have relied upon the terms and provisions set forth in this Agreement in entering into the Credit Agreement.

Section 8.08 No Petition.  The Seller hereby agrees that it will not institute against the Borrower, join in the institution against the Borrower or authorize, consent to or cause the Borrower to institute any proceeding: (a) seeking bankruptcy, reorganization, winding-up, arrangement, moratorium, insolvency or liquidation of the Borrower, (b) the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official with respect to the Borrower or any substantial part of its property, or (c) any other proceeding under any United States federal or any state bankruptcy law, including the Bankruptcy Code, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, in any case prior to the date which is one year and one day (or, if longer, such other preference period under Applicable Law, plus one day) after the payment and discharge in full of all Obligations of the Borrower.

Section 8.09 Subordination.  The Seller agrees that any claim against, or right to payment from, the Borrower that the Seller may have under this Agreement or otherwise shall be subordinate to the prior payment and satisfaction in full of all Obligations of the Borrower owing to the Collateral Agent or the other Secured Parties.  The Seller further agrees that it will not have any recourse against any assets of the Borrower or against any officer, director, employee or member of the Borrower for the satisfaction of any claim against, or payment of any amount due or payable from, the Borrower.

Section 8.10 Survival.  The rights and remedies with respect to any breach of any representation and warranty set forth in Section 5.01 or Section 5.02, any covenant set forth in Article 6 and the provisions of Sections 6.04, 6.05, 7.01, 8.08 and 8.09 shall survive the termination of this Agreement.

Section 8.11 No Set-off.  Seller’s obligations under this Agreement shall not be affected by any right of set-off, counterclaim, recoupment, defense or other right the Seller might have against Borrower, all of which rights are hereby expressly waived by the Seller.

Section 8.12 Costs and Expenses.  The Seller agrees to be liable for, and to pay on demand, any and all stamp, sales, excise, transfer and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement (it being understood that no Secured Party shall have an obligation to pay such taxes and fees).

Section 8.13 Further Assurances.  (b) Whenever and so often as reasonably requested by the Collateral Agent or the other party hereto, each of the Borrower and the Seller shall promptly execute, acknowledge, deliver, file, register, record and perform, or cause to be executed, acknowledged, delivered, filed, registered, recorded and performed, all such other and further acts, deeds, assignments, sales, contributions, transfers, conveyances, grants, pledges, notices, statements, powers of attorney, instruments, documents or assurances, and promptly do or cause to be done all such other things, as may be necessary or reasonably required to effectuate the transactions contemplated by this Agreement and the other Credit Documents to which it is a party.  Notwithstanding anything else in the Credit Documents to the contrary, none of the Borrower, the Seller or any agent of either thereof shall have any authority to file a termination, partial termination, release, partial release or any amendment to any financing statement or other recording, filing or registration covering all or any portion of the Collateral that deletes the name of the debtor, transferor, charger, pledgor or seller or excludes or releases any of the Royalties Receivables or other Collateral described therein, without the prior written consent of the Collateral Agent.

(a) The Seller and the Borrower each hereby authorize the Collateral Agent (as assignee of the Borrower) to file such financing statements, continuation statements and amendments thereto and assignments thereof, and execute and file, register or record such other documents, instruments or notices, in any jurisdictions and with any filing offices without the signature of, or further authorization by, the Seller.

(b) If the Seller fails to perform any of its respective agreements or obligations under this Agreement or any of the other Credit Documents to which it is a party, the Collateral Agent (as assignee of the Borrower) may (but shall not be required to except in accordance with the Credit Agreement) itself perform, or cause performance of, such agreement or obligation, and the reasonable out-of-pocket expenses of the Collateral Agent incurred in connection therewith shall be payable by the Seller upon demand therefor.

Section 8.14 Power of Attorney.  In addition to and without limiting any other rights or powers of the Collateral Agent otherwise set forth herein or in any other Credit Document, the Seller hereby constitutes and appoints the Collateral Agent (as assignee of the Borrower) as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller at any time that an Event of Default has occurred and is continuing as a result of any breach or failure to perform or observe by the Seller of any of its obligations or any material term, covenant, undertaking or agreement set forth herein or in any other Credit Document to which it is a party, which appointment is irrevocable and coupled with an interest, for the purpose of carrying out the provisions of this Agreement and each of the other Credit Documents to which the Seller is a party and with respect to the Royalties Receivables, including to execute any documents or instruments and take any and all actions in the name of the Seller, and on behalf of the Seller as necessary or desirable, in the reasonable determination of the Collateral Agent (as assignee of the Borrower), to collect any and all amounts or portions thereof due under any and all Royalties Receivables, to exercise and enforce all rights and remedies under or in respect of such Royalties Receivables and to otherwise accomplish the purposes hereof or thereof.  Notwithstanding anything to the contrary contained herein, none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject the Collateral Agent or any of its officers, directors, employees, agents, affiliates or representatives to any liability for any failure to act or any delay in doing so or if any action taken by it shall prove to be inadequate or invalid, nor shall such powers confer any obligations or duties upon the Collateral Agent or any of its officers, directors, employees, agents, affiliates or representatives in any manner whatsoever.  This power of attorney has been granted to secure the Seller’s obligations under this Agreement and to safeguard the rights of the Borrower and the Collateral Agent in the Royalties Receivables under this Agreement.

Section 8.15 No Waiver; Remedies Cumulative.  No failure or delay on the part of the Borrower in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to the Borrower hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 8.16 Binding Effect.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Seller of written or telephonic notification of authorization of delivery thereof.

Section 8.17 Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the breach of such covenant if such action is taken or condition exists.

Section 8.18 Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Seller and the Borrower have caused this Agreement to be duly executed on their behalf by their respective officers thereunto duly authorized as of the day and year first above written.

ISRAMCO, INC., as the Seller

By: ______________________________
Name: Haim Tsuff
Title: Chairman and Chief Executive Officer

[Signature page to Royalties Sale and Contribution Agreement]

TAMAR ROYALTIES LLC, as the Borrower

By: N.M.A. Energy Resources Ltd., as its Manager

By: ______________________________
Name: Noa Lendner
Title: General Counsel

By: ______________________________
Name: Eran Saar
Title: Chief Executive Officer and Director

[Signature page to Royalties Sale and Contribution Agreement]

With respect to Sections 8.07, 8.13 and 8.14:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Collateral Agent

By: Deutsche Bank National Trust Company

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

[Signature page to Royalties Sale and Contribution Agreement]

With respect to Section 6.01 and Section 8.07:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Facility Agent

By: Deutsche Bank National Trust Company

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

[Signature page to Royalties Sale and Contribution Agreement]

SCHEDULE 1

SELLER NAME; JURISDICTION OF ORGANIZATION; ETC.

Seller’s Name:	Isramco, Inc.
Seller’s trade names, fictitious names, assumed names or “doing business as” names used in the five (5) years preceding the date of this Agreement:	Isramco, Inc.
Seller’s Jurisdiction of Organization:	Delaware
Seller’s Organization Type:	Corporation
Seller’s Organization Number:	5507844
Seller’s Federal Employer Identification Number:	46-5302692
Sellers’ Chief Executive Office:	From 2007 to November 1, 2009: 4801 Woodway Drive, Suite 100E Houston, Texas 77056 From November 2, 2009 to Present: 2425 West Loop South, Suite 810 Houston, Texas 77027
Sellers’ Principal Place of Business and location where it keeps the Records relating to the Royalties Receivables:	See address of Chief Executive Office above